                                                                    EXHIBIT 2.1






                                   ----------




                               AGREEMENT AND PLAN

                                    OF MERGER

                                   DATED AS OF

                                   MAY 1, 2002

                                  BY AND AMONG

                          LEVEL 3 COMMUNICATIONS, INC.,

                        ELDORADO ACQUISITION THREE, INC.

                                       AND

                             SOFTWARE SPECTRUM, INC.




                                   ----------

                                TABLE OF CONTENTS

ARTICLE I.  THE MERGER............................................................................................2
         Section 1.1.      The Merger.............................................................................2
         Section 1.2.      Effective Time of the Merger...........................................................2
         Section 1.3.      Articles of Incorporation..............................................................2
         Section 1.4.      By-Laws................................................................................2
         Section 1.5.      Board of Directors; Officers...........................................................2
         Section 1.6.      Effects of Merger......................................................................2
         Section 1.7.      Closing................................................................................2

ARTICLE II.  CONVERSION OF COMMON STOCK...........................................................................3
         Section 2.1.      Conversion of Common Stock.............................................................3
         Section 2.2.      Stock Options..........................................................................3
         Section 2.3.      Closing of Company Transfer Books......................................................4
         Section 2.4.      Exchange of Certificates...............................................................5
         Section 2.5.      Funding of Paying Agent................................................................6
         Section 2.6.      No Further Ownership Rights in Common Stock............................................6
         Section 2.7.      Dissenting Shareholders................................................................6
         Section 2.8.      Assistance in Consummation of the Transactions.........................................7

ARTICLE III.  COMPANY ACTION WITH RESPECT TO THE MERGER...........................................................7
         Section 3.1.      Company and Board Approval; Fairness Opinion...........................................7
         Section 3.2.      Proxy Statement........................................................................8
         Section 3.3.      Meeting of Shareholders of the Company................................................10

ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.......................................................10
         Section 4.1.      Organization of the Company...........................................................10
         Section 4.2.      Authority and Binding Effect..........................................................11
         Section 4.3.      No Conflict or Violation; Consents....................................................12
         Section 4.4.      SEC Filings; Financial Statements; Undisclosed Liabilities............................12
         Section 4.5.      Capital Structure.....................................................................13
         Section 4.6.      Subsidiaries..........................................................................14
         Section 4.7.      Accounts Receivable...................................................................14
         Section 4.8.      Absence of Certain Changes or Events..................................................14
         Section 4.9.      Properties............................................................................15
         Section 4.10.     Compliance with Legal Requirements....................................................16
         Section 4.11.     Affiliate Agreements and Liabilities..................................................17
         Section 4.12.     Material Contracts....................................................................17
         Section 4.13.     Intellectual Property.................................................................19
         Section 4.14.     Labor Relations.......................................................................21
         Section 4.15.     Employee Benefits.....................................................................21
         Section 4.16.     Litigation............................................................................23
         Section 4.17.     Environmental Matters.................................................................23
         Section 4.18.     Tax Matters...........................................................................24
         Section 4.19.     Brokers...............................................................................26
         Section 4.20.     Books and Records of the Company......................................................26
         Section 4.21.     Customers and Suppliers...............................................................26
         Section 4.22.     Certain Payments......................................................................26
         Section 4.23.     Proxy Statement.......................................................................27
         Section 4.24.     State Takeover Statutes Inapplicable..................................................27
         Section 4.25.     Statements True and Correct...........................................................27

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER...............................................28
         Section 5.1.      Organization, Standing and Power......................................................28
         Section 5.2.      Authority; No Violations; Consents and Approvals......................................28
         Section 5.3.      Litigation............................................................................29
         Section 5.4.      Proxy Statement.......................................................................29
         Section 5.5.      Ownership of Company Shares...........................................................29
         Section 5.6.      No Prior Activities; Assets of Purchaser..............................................29
         Section 5.7.      Statements True and Correct...........................................................30
         Section 5.8.      Brokers...............................................................................30
         Section 5.9.      Financing.............................................................................30

ARTICLE VI.  CONDUCT OF BUSINESS PENDING THE MERGER..............................................................30
         Section 6.1.      Conduct of Business by the Company Pending the Merger.................................30
         Section 6.2.      No Solicitation.......................................................................33
         Section 6.3.      Rights Agreement......................................................................36
         Section 6.4.      Access and Information................................................................36
         Section 6.5.      Notification of Certain Matters.......................................................37
         Section 6.6.      Employee Stock Purchase Plan..........................................................37

ARTICLE VII.  ADDITIONAL AGREEMENTS..............................................................................37
         Section 7.1.      Indemnification of Company Officers and Directors.....................................37
         Section 7.2.      HSR Act; Foreign Filings..............................................................39
         Section 7.3.      Additional Agreements Regarding Consents and Approvals................................40
         Section 7.4.      Efforts; Further Assurances...........................................................40
         Section 7.5.      Takeover Statutes.....................................................................41
         Section 7.6.      Initial Transactions..................................................................41
         Section 7.7.      Employee Matters......................................................................42

ARTICLE VIII.  CONDITIONS PRECEDENT..............................................................................44
         Section 8.1.      Conditions to Each Party's Obligation to Effect the Merger............................44
         Section 8.2.      Conditions for the Obligation of Parent and Purchaser.................................44

ARTICLE IX.  TERMINATION AND FEES................................................................................45
         Section 9.1.      Termination...........................................................................45
         Section 9.2.      Effect of Termination.................................................................47
         Section 9.3.      Fees and Expenses.....................................................................47

ARTICLE X.  GENERAL PROVISIONS...................................................................................48
         Section 10.1.     Non-Survival of Representations, Warranties and Agreements............................48
         Section 10.2.     Amendment.............................................................................48
         Section 10.3.     Notices...............................................................................49
         Section 10.4.     Specific Performance..................................................................50
         Section 10.5.     Publicity.............................................................................50
         Section 10.6.     Interpretation........................................................................50
         Section 10.7.     Counterparts..........................................................................50
         Section 10.8.     Entire Agreement; No Third Party Beneficiaries........................................50
         Section 10.9.     Severability..........................................................................51
         Section 10.10.    Governing Law.........................................................................51
         Section 10.11.    Assignment............................................................................51
         Section 10.12.    Descriptive Headings..................................................................51

EXHIBITS

A        Form of Voting Agreement
B        Form of Promissory Note


SCHEDULES

Schedule 4.1               Organization of the Company
Schedule 4.3               No Conflict or Violation; Consents
Schedule 4.4               SEC Filings; Financial Statements
Schedule 4.5               Capital Structure
Schedule 4.6               Subsidiaries
Schedule 4.8               Absence of Certain Changes or Events
Schedule 4.9               Properties
Schedule 4.10(a)           Violation of Legal Requirements
Schedule 4.10(b)           Necessary Permits
Schedule 4.11              Affiliate Agreements and Liabilities
Schedule 4.12              Material Contracts
Schedule 4.13              Intellectual Property
Schedule 4.14              Labor Relations
Schedule 4.15              Employee Benefit Plans
Schedule 4.16              Litigation
Schedule 4.17              Compliance with Environmental Laws
Schedule 4.18              Tax Matters
Schedule 4.19              Brokers
Schedule 4.21              Suppliers
Schedule 6.1               Conduct of Business by Company Pending the Merger
Schedule 7.6               Foreign Subsidiaries

           DEFINED TERM                                                    LOCATION
           Accounts Receivable                                           Section 4.7
           Adverse Recommendation                                        Section 9.1
           Affiliate                                                     Section 3.1
           Agreement                                                     Preamble
           Alternative Transaction                                       Section 6.2
           Articles of Incorporation                                     Section 1.3
           Balance Sheet                                                 Section 4.7
           Board of Directors                                            Recitals
           Business Day                                                  Section 1.7
           By-Laws                                                       Section 4.3
           Certificates of Merger                                        Section 1.2
           Closing                                                       Section 1.7
           Closing Date                                                  Section 1.7
           Code                                                          Section 4.18
           Commission                                                    Section 3.2
           Common Stock                                                  Recitals
           Company                                                       Preamble
           Company Representatives                                       Section 6.2
           Competing Agreement                                           Section 6.2
           Confidentiality Agreement                                     Section 6.2
           Contract                                                      Section 4.12
           D&O Insurance                                                 Section 7.1
           DGCL                                                          Recitals
           Dissenting Shares                                             Section 2.7
           Effective Time                                                Section 1.2
           Employees                                                     Section 4.14
           Employee Stock Purchase Plan                                  Section 6.6
           Environmental Laws                                            Section 4.17
           ERISA                                                         Section 4.15
           ERISA Affiliate                                               Section 4.15
           Escrow Procedures                                             Section 6.2
           Exchange Act                                                  Section 2.2
           Expense Reimbursement                                         Section 9.3
           Foreign Plans                                                 Section 4.15
           Foreign Subsidiary Sale                                       Section 7.6
           Foreign Subsidiary Stock                                      Section 7.6
           Former Employees                                              Section 4.15
           GAAP                                                          Section 4.4
           Governmental Agency                                           Section 4.25
           Hazardous Materials                                           Section 4.17
           HSR Act                                                       Section 5.2
           Indebtedness                                                  Section 4.12

           Indemnified Parties                                           Section 7.1
           Initial Transaction Time                                      Section 7.6
           Initial Transactions                                          Section 7.6
           Intellectual Property                                         Section 4.13
           Knowledge                                                     Section 10.6
           Leases                                                        Section 4.9
           Legal Requirement                                             Section 2.6
           Liability                                                     Section 4.4
           Lien                                                          Section 4.9
           LTIP                                                          Section 7.7
           Major Supplier                                                Section 4.21
           Material Contracts                                            Section 4.12
           Merger                                                        Recitals
           New LLC                                                       Section 7.6
           New LLC Purchase Price                                        Section 7.6
           Option Plans                                                  Section 2.2
           Options                                                       Section 2.2
           Order                                                         Section 2.6
           Parent                                                        Preamble
           Paying Agent                                                  Section 2.4
           Per Share Amount                                              Section 2.1
           Permit                                                        Section 4.3
           Permitted Lien                                                Section 4.9
           Person                                                        Section 2.4
           Plan                                                          Section 4.15
           Prohibited Effect                                             Section 4.1
           Prohibited Result                                             Section 8.2
           Proxy Statement                                               Section 3.2
           Purchaser                                                     Preamble
           Release                                                       Section 4.17
           Rights                                                        Section 3.1
           Rights Agreement                                              Section 3.1
           Salaried Employee                                             Section 6.1
           SEC Reports                                                   Section 4.4
           Securities Act                                                Section 2.1
           Shareholders                                                  Recitals
           Special Meeting                                               Section 3.3
           Subsequent Transactions                                       Section 4.2
           Subsidiary                                                    Section 2.1
           Superfund                                                     Section 4.17
           Superior Proposal                                             Section 6.2
           Surviving Corporation                                         Section 1.1
           Takeover Proposal                                             Section 6.2
           Tax                                                           Section 4.18
           Tax Return                                                    Section 4.18
           Taxes                                                         Section 4.18

           Taxing Authority                                              Section 4.18
           TBCA                                                          Recitals
           Telecom Employees                                             Section 7.7
           Termination Fee                                               Section 9.3
           Third Party                                                   Section 6.2
           Trade Secrets                                                 Section 4.13
           Transaction Documents                                         Section 4.2
           Transactions                                                  Section 4.2
           Vendor Excluded Indebtedness                                  Section 7.6
           Voting Agreement                                              Recitals

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of May 1, 2002, by and among Level 3 Communications, Inc., a Delaware corporation ("Parent"), Eldorado Acquisition Three, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), and Software Spectrum, Inc., a Texas corporation (the "Company"):

                                   WITNESSETH:

         WHEREAS, the board of directors of the Company (the "Board of Directors") has determined that it is in the best interests of the Company and the holders (the "Shareholders") of the shares of common stock, $0.01 par value, of the Company (the "Common Stock") for Purchaser to merge with and into the Company (the "Merger") in accordance with the General Corporation Law of the State of Delaware ("DGCL") and the Texas Business Corporation Act ("TBCA") upon the terms and subject to the conditions set forth herein;

         WHEREAS, the board of directors of each of Parent and Purchaser has determined that the Merger is in the best interests of Parent and Purchaser, and the Merger has been approved by the sole stockholder of Purchaser;

         WHEREAS, immediately prior to the consummation of the Merger, the parties desire to effect the Initial Transactions (as defined in Section 7.6);

         WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to Parent's and Purchaser's willingness to enter into this Agreement, certain Shareholders have entered into Voting Agreements, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the "Voting Agreement") pursuant to which each such Shareholder has, among other things, agreed to grant to Parent a proxy with respect to the voting of such shares, in each case upon the terms and subject to the conditions set forth in the Voting Agreement; and

         WHEREAS, the Board of Directors has approved this Agreement and the Voting Agreement and has determined that the consideration to be paid for each share of Common Stock (excluding the Dissenting Shares (as defined in Section 2.7)) upon consummation of the Merger is fair to the holders of such shares and has resolved to recommend that the holders of Common Stock approve this Agreement and the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I.

                                   THE MERGER

         SECTION 1.1. THE MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL and the TBCA, at the Effective Time, Purchaser shall be merged into the Company and the separate existence of Purchaser shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the "Surviving Corporation") and an indirect wholly-owned subsidiary of Parent, and shall continue its corporate existence under the laws of the State of Texas.

         SECTION 1.2. EFFECTIVE TIME OF THE MERGER. On the Closing Date, the Company and Purchaser shall file a certificate of merger with the Secretary of State of the State of Delaware and deliver articles of merger to the Secretary of State of the State of Texas in accordance with the DGCL and TBCA and make all other filings or recordings required by applicable law in connection with the Merger. The Merger shall become effective at the date and time (the "Effective Time") when a properly executed certificate of merger is filed with the Secretary of State of the State of Delaware and a certificate of merger is issued to the Surviving Corporation by the Secretary of State of the State of Texas or at such later time as is specified in the respective certificates of merger. The certificates and articles of merger filed with the Secretary of States of the States of Delaware and Texas are referred to throughout the remainder of this Agreement as the "Certificates of Merger."

         SECTION 1.3. ARTICLES OF INCORPORATION. At the Effective Time the Second Restated Articles of Incorporation ("Articles of Incorporation") of the Company, as in effect immediately before the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation upon and after the Effective Time until thereafter amended as provided by law and such Articles of Incorporation.

         SECTION 1.4. BY-LAWS. The By-laws of Purchaser as in effect immediately before the Effective Time shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

         SECTION 1.5. BOARD OF DIRECTORS; OFFICERS. The directors of Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified.

         SECTION 1.6. EFFECTS OF MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of DGCL and TBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.7. CLOSING. The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New

York, NY 10019 no later than 10:00 a.m. on the second business day (as such term is defined in Rule 14d-1 under the Exchange Act (a "Business Day")) after the conditions set forth in Article VIII have been satisfied (or, to the extent permitted by law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed between Parent and the Company (the "Closing Date").

                                   ARTICLE II.

                           CONVERSION OF COMMON STOCK

         SECTION 2.1. CONVERSION OF COMMON STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any Shareholder:

                  (a) All shares of Common Stock issued and outstanding immediately prior to the Effective Time which are held by the Company or any Subsidiary of the Company, and any shares of Common Stock issued and outstanding immediately prior to the Effective Time owned by Parent, Purchaser or any other Subsidiary of Parent, shall be cancelled and extinguished and no payment or other consideration shall be made with respect thereto. As used in this Agreement, "Subsidiary" means any "subsidiary" as defined in Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

                  (b) Each remaining share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares) shall automatically be cancelled and extinguished and be converted into and become solely a right to receive $37.00 per share (the "Per Share Amount") in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such share. From and after the Effective Time, each holder of a certificate or certificates representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Per Share Amount, without interest, upon the surrender of such certificate in accordance with Section 2.4 hereof.

                  (c) Each share of capital stock of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted and exchanged into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

         SECTION 2.2. STOCK OPTIONS

                  (a) Prior to the consummation of the Merger, the Company shall take all actions necessary, and obtain any required consents, to provide that, (i) effective as of the Effective Time each then outstanding option to purchase Common Stock granted under any of the Company's stock option plans referred to in Section 4.5 (collectively, the "Option Plans"), and (ii) any and all other outstanding options, stock warrants and rights to acquire Common Stock, whether or not granted pursuant to such Option Plans, whether or not then exercisable or vested (the "Options") shall be cancelled by virtue of the Merger, shall cease to exist and shall be of no further force or effect; provided, however, that each holder of an Option, whether vested or unvested, shall be entitled to receive, for each share of Common Stock issuable on exercise of such Option, an amount in cash equal to the excess of
         (x) the Per Share Amount over (y) the per share exercise price of the Option as in effect immediately prior to the Effective Time. Such amount shall be subject to reduction by any applicable tax withholding. The Company and Parent agree that such amounts are the sole payments that will be made with respect to or in relation to the Options. No consideration shall be payable with respect to any Option which has an exercise price that exceeds the Per Share Amount.

                  (b) The consideration due under this Section 2.2 shall be payable as soon as practicable after the Effective Time without interest after (x) verification by the Paying Agent of the ownership and terms of the particular Option by reference to the Company's records, and (y) delivery in the manner provided in Section 2.4 of a written instrument duly executed by the owner of the applicable Option, in a form provided by the Paying Agent and setting forth (i) the aggregate number of Options owned by that person and their respective issue dates and exercise prices, (ii) a representation by the person that he or she is the owner of all Options described pursuant to clause
         (x), that none of those Options has expired or ceased to be exercisable prior to the Effective Time, and (iii) a consent to the treatment of such Options pursuant to this Section 2.2 in full satisfaction of all rights relating to such Options.

                  (c) Except as provided herein or as otherwise agreed to by the parties, the Company shall cause the Option Plans to terminate effective not later than the Effective Time, and the provisions in any other plan, program or arrangement, providing for the issuance or grant by the Company or any of its Subsidiaries of any interest in respect of the capital stock of the Company or any of its Subsidiaries shall be terminated effective not later than the Effective Time.

                  (d) The Company represents and warrants that all of the Option Plans provide that the Company can take the actions described in this
         Section 2.2 without obtaining the consent of any holders of Options.

                  (e) The Company shall take any reasonable action required to cause the disposition of the Options in accordance with this Section
         2.2 to be exempt from the provisions of 16(b) of the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder (the "Exchange Act").

                  (f) Pursuant to the terms of the Company's Non-Employee Directors' Retainer Stock Plan, all share equivalents credited to participant deferral accounts shall be cancelled in exchange for an amount in cash equal to the Per Share Amount multiplied by the equivalents so cancelled. The Company shall pay such amount as soon as practicable after the Effective Time.

         SECTION 2.3. CLOSING OF COMPANY TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed with respect to Common Stock issued and outstanding immediately prior to the Effective Time and no further transfer of such Common Stock shall thereafter be made on such stock transfer books. If, after the Effective Time, valid certificates previously representing such Common Stock are presented to the Surviving Corporation or the Paying Agent, they shall be exchanged as provided in Section 2.4.

         SECTION 2.4. EXCHANGE OF CERTIFICATES. Prior to the Effective Time, Purchaser shall designate a bank or trust company with capital exceeding $500 million to act as agent (the "Paying Agent") for the Shareholders to receive the funds necessary to effect the exchange for cash of certificates which, immediately prior to the Effective Time, represented Common Stock entitled to payment pursuant to Section 2.1(b). As soon as practicable after the Effective Time, the Paying Agent shall mail a transmittal form to each holder of record of certificates theretofore representing such Common Stock advising such holder of the procedure for surrendering to the Paying Agent such certificates. If a check or wire transfer for the Per Share Amount is to be issued in the name of any individual, partnership, corporation, trust, association, limited liability company, Governmental Agency or any other entity (each, a "Person") other than the Person in whose name the certificates for Common Stock surrendered for exchange are registered on the books of the Company, it shall be a condition of the exchange that the Person requesting such exchange shall pay to the Paying Agent all transfer or other taxes, if any, required by reason of the issuance of such check or wire transfer in the name of a Person other than the registered owner of the certificates surrendered, or shall establish to the satisfaction of the Paying Agent that such taxes have been paid or are not applicable. Upon the surrender and exchange of a certificate theretofore representing Common Stock, the holder shall be paid by check or wire transfer, without interest thereon, the Per Share Amount to which such holder is entitled hereunder, less only such amount, if any, required to be withheld under applicable backup withholding federal income tax regulations, and such certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive the Per Share Amount into which the Common Stock it theretofore represented shall have been converted pursuant to Section 2.1, without interest, and the Surviving Corporation shall not be required to pay the holder thereof the Per Share Amount to which such holder otherwise would be entitled. If any certificates representing any Common Stock shall not have been surrendered prior to five years after the Effective Time (or immediately prior to such earlier date on which any payment in respect thereof would otherwise escheat to or become the property of any Governmental Agency), the payment in respect of such certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to a holder of certificates theretofore representing Common Stock for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar laws. In the event that any holder is unable to deliver the certificate which formerly represented such holder's Common Stock, then Parent or Purchaser, in the absence of actual notice that any Common Stock represented by any such certificate has been acquired by a bona fide purchaser, shall deliver to such holder the Per Share Amount to which Shareholder is entitled in accordance with the provisions of this Agreement upon the presentation of the following: (i) an affidavit or other evidence that the certificate has been lost, wrongfully taken or destroyed; (ii) evidence that such Person is the beneficial owner of the certificate claimed by such Person to be lost, wrongfully taken or destroyed and that such Person is the person who would be entitled to present such certificate for exchange pursuant to this Agreement and (iii) reasonable indemnity against the claims of any third party claiming to be the beneficial owner of such lost, wrongfully taken or destroyed certificate.

         SECTION 2.5. FUNDING OF PAYING AGENT.

                  (a) Parent shall provide or cause to be provided to Purchaser, and Purchaser shall transmit by wire transfer, or other acceptable means to the Paying Agent, at or prior to the Effective Time funds required for the exchange of all Common Stock and cancellation of all Options in accordance with this Agreement. The Paying Agent shall agree to hold such funds in trust and deliver such funds (in the form of checks of the Paying Agent or wire transfers) in accordance with this
         Section 2.5 and Sections 2.2 and 2.4. Any portion of such funds which has not been paid to holders of the Common Stock or Options pursuant to
         Section 2.2 or 2.4 within six months after the Effective Time shall promptly be paid to the party which provided such funds, and thereafter holders of certificates representing the right to receive the cash into which Common Stock or Options formerly represented by such certificates shall have been converted pursuant to Section 2.1(b) or 2.2 who have not theretofore complied with Section 2.2 or 2.4 shall look solely to the Surviving Corporation for payment of the amount of cash to which they are entitled pursuant to this Agreement.

                  (b) The Paying Agent shall invest the funds, as directed by Purchaser, prior to the Effective Time, and as directed by the Surviving Corporation, on or after the Effective Time, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation or (iv) certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $500 million. Any net earnings with respect to the funds shall be the property of and paid over to the Surviving Corporation as and when requested by the Surviving Corporation; provided, however, that any such investment or any such payment of earnings may not delay the receipt by holders of certificates of any Per Share Amount.

         SECTION 2.6. NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. From and after the Effective Time, the Shareholders shall cease to have any rights with respect to the Common Stock except as otherwise provided in this Agreement or by any federal, state, local, municipal, foreign, international, multinational, or other Order, constitution, law, rule, ordinance, permit, principle of common law, regulation, statute, or treaty (each, a "Legal Requirement"). All cash paid upon the surrender of certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to Common Stock. For purposes of this Agreement, the term "Order" means any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any Governmental Agency.

         SECTION 2.7. DISSENTING SHAREHOLDERS. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by Shareholders who (i) have not voted such shares in favor of the Merger, (ii) have otherwise complied with the relevant provisions of Section 5.13 of the TBCA and (iii) as of the Effective Time, shall not have effectively withdrawn or lost such right to relief as a dissenting Shareholder ("Dissenting Shares") shall not be converted into a right to receive the Per Share Amount described in Section 2.1(b). The holders thereof shall be entitled only to such rights as are granted by Section 5.13 of the TBCA. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 5.13 of the TBCA shall receive payment therefor from the Surviving Corporation in accordance with the TBCA; provided, however, that if any such holder of Dissenting Shares (i) shall have failed to establish his entitlement to relief as a dissenting Shareholder as provided in
Section 5.13 of the TBCA, (ii) shall have withdrawn his demand for relief as a dissenting Shareholder with respect to such Dissenting Shares or lost his right to relief as a dissenting Shareholder and payment for his Dissenting Shares under Section 5.13 of the TBCA or (iii) shall have failed to file a complaint with the appropriate court seeking relief as to determination of the value of all Dissenting Shares within the time provided in Section 5.13 of the TBCA, such holder shall forfeit the right to relief as a dissenting Shareholder with respect to such Dissenting Shares and each such Dissenting Share shall be converted into the right to receive the Per Share Amount from the Surviving Corporation as provided in Section 2.4. The Company shall give Parent prompt notice of any demands received by the Company prior to the Effective Time, any attempted withdrawals of such demands and any other instruments served pursuant to the TBCA and received by the Company relating to Shareholders' rights of appraisal, and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

         SECTION 2.8. ASSISTANCE IN CONSUMMATION OF THE TRANSACTIONS. Each of Parent, Purchaser and the Company shall provide all reasonable assistance to, and shall cooperate with, each other to bring about the consummation of the Merger and the other Transactions as soon as possible in accordance with the terms and conditions of this Agreement. Parent shall cause Purchaser to perform all of its obligations in connection with this Agreement required to be performed by it on or prior to the Effective Time.

                                  ARTICLE III.

                    COMPANY ACTION WITH RESPECT TO THE MERGER

         SECTION 3.1. COMPANY AND BOARD APPROVAL; FAIRNESS OPINION.

                  (a) The Company hereby approves of and consents to the Merger and represents and warrants that the Board of Directors, at a meeting duly called and held on May 1, 2002, at which all the Directors were present duly and unanimously: (i) approved and adopted this Agreement and the Transactions, including the Merger, (ii) resolved to recommend that the Shareholders approve this Agreement and the Transactions, including the Merger, provided that such recommendation may be withdrawn, modified or amended to the extent that the Board of Directors determines in good faith following consultation with outside legal counsel that failure to take such action would constitute a breach of the Board of Directors' fiduciary obligations under applicable law, (iii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Shareholders, (iv) took all action necessary to render Section 13.03 of the TBCA and the Rights inapplicable to the

         Merger, the Voting Agreement, this Agreement, and any of the Transactions and Subsequent Transactions, (v) elected, to the extent permitted by law, not to be subject to any "moratorium," "control share acquisition," "business combination," "fair price" or other form of corporate anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to this Agreement, and (vi) approved the execution, delivery and performance of this Agreement, such approval constituting approval of the foregoing for purposes of Section 5.03 of the TBCA.

                  (b) The Company further represents and warrants that SunTrust Robinson Humphrey, as financial advisor to the Board of Directors has delivered to the Board of Directors a written opinion, dated as of the date of this Agreement (or an oral opinion which will be promptly confirmed in writing), to the effect that the Per Share Amount to be received by Shareholders (other than Parent or any "affiliate" as defined in Rule 405 promulgated under the Securities Act ("Affiliate")) pursuant to the Merger is fair to such holders from a financial point of view. The Company hereby represents and warrants that it has been authorized by its financial advisor to permit the inclusion in its entirety of the fairness opinion (and, subject to prior review and consent by the financial advisor, references thereto) in the Proxy Statement. The Company has been advised by each of its directors who owns shares of Common Stock that such person intends to vote all shares of Common Stock owned by such person in favor of the Merger.

                  (c) The Company has irrevocably taken all necessary action, including, without limitation, amending the Rights Agreement, dated as of December 13, 1996, as amended, between the Company and Mellon Investor Services, LLC, as rights agent (the "Rights Agreement"), with respect to all of the outstanding rights issued pursuant to the Rights Agreement (the "Rights") to ensure that (i) Parent and Purchaser, or either of them, are not deemed to be an Acquiring Person (as defined in the Rights Agreement) and (ii) the Rights will not become exercisable, in any such case, by reason of the execution and delivery of the Voting Agreement, this Agreement or the consummation of the Merger and the Subsequent Transactions. The Rights Agreement, as so amended, has not been further amended or modified. Copies of all such amendments to the Rights Agreement have been previously provided or made available to Purchaser.

         SECTION 3.2. PROXY STATEMENT.

                  (a) As promptly as practicable following the date of this Agreement, the Company shall prepare a preliminary proxy statement (the "Proxy Statement") relating to the Special Meeting and a form of proxy for use at the Special Meeting relating to the vote of the Shareholders with respect to the Merger. Parent shall be afforded a reasonable opportunity to comment on the Proxy Statement. The Proxy Statement shall comply in all material respects with the provisions of the Exchange Act, and shall be in form and substance reasonably satisfactory to Parent.

                  (b) The Company shall cause the preliminary Proxy Statement to be filed with the Securities and Exchange Commission (the "Commission") at the earliest practicable date after the date of this Agreement, and in any event not more than 14 days after the date hereof.

                  (c) The Company shall promptly notify Parent of the receipt of any comments of the Commission with respect to the preliminary Proxy Statement and of any requests by the Commission for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the Commission. As promptly as practicable after comments are received from the Commission with respect to the preliminary Proxy Statement, the Company shall use its commercially reasonable efforts to respond to the comments of the Commission and, to the extent comments of the Commission relate to Parent or Purchaser, Parent and Purchaser shall use their commercially reasonable efforts to respond to the comments of the Commission. The Company shall give Parent and its counsel the reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments of the Commission prior to their being filed with or sent to the Commission, and Parent and Purchaser shall provide the Company with such information about them as may be required to be included in the Proxy Statement or as may be reasonably required to respond to any comment of the Commission.

                  (d) After all the comments received from the Commission have been cleared by the Commission staff and all information required to be contained in the Proxy Statement has been included therein by the Company, the Company shall file with the Commission the definitive Proxy Statement and the Company shall use its commercially reasonable efforts to have the Proxy Statement cleared by the Commission as soon thereafter as practicable. The definitive Proxy Statement shall contain the fairness opinion of the financial advisor for the Company pursuant to Section 3.1(b). The Company shall cause the Proxy Statement to be mailed to record holders of the Common Stock as promptly as practicable after clearance by the Commission.

                  (e) The Proxy Statement shall contain the determination and recommendation of the Board of Directors referred to in and subject to
         Section 3.1; provided, however, that any withdrawal or change in its recommendation must be made in compliance with Section 6.2(c), if applicable, and subject to the requirement that the Board of Directors submit this Agreement and the Transactions, including the Merger, to a shareholder vote in accordance with Section 3.3(c).

                  (f) The Company shall prepare and revise the Proxy Statement so that, at the date mailed to the Shareholders, at the time of the Special Meeting, and at the Closing Date the Proxy Statement shall (x) not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order that the statements made therein, in light of the circumstances under which they are made, not misleading (except that the Company shall not be responsible under this paragraph with respect to statements made therein based on information supplied by Parent or Purchaser expressly for inclusion in the Proxy Statement), and (y) comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

         SECTION 3.3. MEETING OF SHAREHOLDERS OF THE COMPANY.

                  (a) The Company shall promptly take all action necessary in accordance with the TBCA and its Articles of Incorporation and By-Laws to duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of considering and taking action upon the approval of the Merger and the authorization and adoption of this Agreement (the "Special Meeting") as promptly as practicable following the date hereof, and in no event more than 21 Business Days following the clearance of the Proxy Statement by the Commission.

                  (b) The vote required for approval of the Merger will be two-thirds or more of the outstanding Common Stock. Subject to the right of the Board of Directors to withdraw, modify or amend its recommendation of the Merger in accordance with Section 3.1(a), the Company shall use its reasonable best efforts to solicit from Shareholders proxies in favor of the Merger and shall take all other action necessary or, in the reasonable opinion of Purchaser, advisable to secure any vote of Shareholders required by the TBCA and the Articles of Incorporation to effect the Merger.

                  (c) The Company shall call and hold the Special Meeting whether or not the Board of Directors at any time subsequent to the date hereof determines that this Agreement or the Transactions, including the Merger, is no longer advisable, recommends the rejection thereof by the Shareholders, or otherwise makes an Adverse Recommendation.

                  (d) At the Special Meeting, Parent and Purchaser shall vote or cause to be voted all of the Common Stock then owned or as to which they have voting control by Parent, Purchaser or their Subsidiaries in favor of adoption of this Agreement and the Company shall vote or cause to be voted all shares of Common Stock with respect to which proxies in the form distributed by the Company have been given, and not voted against the adoption of this Agreement, in favor of adoption of this Agreement.

                                   ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to Parent and Purchaser as of the date of this Agreement as follows:

         SECTION 4.1. ORGANIZATION OF THE COMPANY.

                  (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing, and except as set forth on Schedule
         4.1 in good standing under the laws of the jurisdiction of its organization. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing in the states in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to have a Prohibited Effect.

                  (b) For the purposes of this Agreement, a "Prohibited Effect" means: (i) a material adverse change in or effect with respect to the business, revenues, results of operations, properties, or financial condition of the Company and its Subsidiaries, taken as a whole, other than any change or effect resulting from or attributable to (A) the announcement or pendency of this Agreement or the Transactions, (B) any decrease in the market price of the Common Stock (but not any change or effect underlying such decrease to the extent that it would otherwise constitute a Prohibited Effect), (C) changes, effects, conditions, events or circumstances that generally affect the industries in which the Company or its Subsidiaries operate (including legal and regulatory changes), or (D) general economic conditions or changes, effects, conditions or circumstances affecting the securities markets generally, including any change in general economic conditions due to any act or war, terrorism, or threat of war or terrorism; or (ii) notice from a Major Supplier after the date of this Agreement that it intends to materially alter its relationship with the Company or any of its Subsidiaries in a manner that would be materially adverse to the Company's business taken as a whole other than any such notice arising directly from a request to amend or delete provisions of Contracts designated as Vendor Excluded Indebtedness pursuant to Section 7.6.

         SECTION 4.2. AUTHORITY AND BINDING EFFECT.

                  (a) The Company has the requisite corporate power to execute and deliver this Agreement and all other agreements and documents contemplated hereby or executed in connection herewith to which it is a party (the "Transaction Documents") and subject, with respect to the consummation of the Merger, to the approval of Shareholders holding at least two-thirds of the outstanding Common Stock, to consummate the Initial Transactions, the Merger and the other transactions contemplated hereby and thereby (collectively, the "Transactions"), and to consummate the subsequent merger of Parent's wholly owned subsidiary engaged in the same line of business with and into the Surviving Corporation (the "Subsequent Transactions").

                  (b) The execution and delivery of the Transaction Documents by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize Transaction Documents or to consummate the Transactions (other than with respect to the consummation of the Merger, the adoption of this Agreement by Shareholders holding at least two-thirds of the outstanding Common Stock).

                  (c) This Agreement has been, and each other Transaction Document at the time of its execution will have been, duly and validly executed and delivered by the Company, and (assuming this Agreement and such Transaction Documents each constitute a valid and binding obligation of Parent and Purchaser) this Agreement constitutes, and each such other Transaction Document at the time of execution will constitute, the valid and binding obligations of the Company, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting the rights of creditors and to general principles of equity.

         SECTION 4.3. NO CONFLICT OR VIOLATION; CONSENTS. Except as set forth on
Schedule 4.3, neither the execution and delivery of the Transaction Documents nor the consummation or performance of the Transactions will, directly or indirectly (with or without notice or lapse of time):

                  (a) contravene, conflict with, or result in a violation of (i) any provision of the Articles of Incorporation or the Second Amended and Restated By-Laws (the "By-Laws") of the Company or the equivalent organizational documents of any of its Subsidiaries, or (ii) any resolution adopted by the Board of Directors or the Shareholders;

                  (b) contravene, or conflict with, or result in a violation of any material Legal Requirement to which the Company or any of the assets owned or used by the Company, may be subject;

                  (c) contravene, or conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Agency the right to revoke, withdraw, suspend, cancel, terminate, or materially modify any permit, approval, consent, authorization, license, variance, or permission required by a Governmental Agency under any Legal Requirement (each, a "Permit") that is material and is held by the Company or any of its Subsidiaries;

                  (d) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, or to receive any additional consideration under any Material Contract or material Permit;

                  (e) result in the imposition or creation of any material Lien upon or with respect to any of the material assets owned or used by the Company; or

                  (f) require any material consent, approval, or authorization of, or material registration or filing with, any Governmental Agency or any other Person.

         SECTION 4.4. SEC FILINGS; FINANCIAL STATEMENTS; UNDISCLOSED
LIABILITIES.

                  (a) The Company has filed all forms, reports and documents (including all exhibits thereto) required to be filed with the Commission since April 30, 1999, and has heretofore made available to Parent, in the form filed with the Commission, its (i) Annual Report on Form 10-K for the fiscal year ended April 30, 2001, (ii) Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 2001, October 31, 2001 and January 31, 2002, (iii) all proxy statements relating to the Company's meetings of Shareholders (whether annual or special) held since April 30, 1999 and (iv) all other reports or registration statements filed by the Company with the Commission since April 30, 1999 (collectively, the "SEC Reports"). Except as set forth in Schedule 4.4, the SEC Reports (i) at the time filed complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Subsidiaries of the Company is required to file any statements or reports with the Commission pursuant to Sections 13(a) or 15(d) of the Exchange Act.

                  (b) The consolidated financial statements contained in the SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods involved (except as may be indicated in the notes thereto) and fairly presented the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments (which in the aggregate are not material in amount).

                  (c) Except as (i) set forth on Schedule 4.4, (ii) incurred in the ordinary course of business consistent with past practice since April 30, 2001, (iii) set forth in the financial statements or notes thereto or in the Management's Discussion and Analysis of Financial Condition and Results of Operations, in each case, included in the SEC Reports filed after April 30, 2001 and prior to the date of this Agreement, (iv) relating to performance obligations under Contracts in accordance with the terms and conditions thereof which are not required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, or (v) liabilities or obligations contained in this Agreement, the Company and its Subsidiaries have no material liabilities or obligations (whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due) (each, a "Liability") of any nature (whether accrued, absolute, contingent or otherwise).

         SECTION 4.5. CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 1,000,000 shares of Series A Junior Participating Preferred Stock, par value $.01 per share. As of the date of this Agreement: (a) no shares of Series A Junior Participating Preferred Stock are issued and outstanding; (b) 3,170,912 shares of Common Stock are issued and outstanding; and (c) 691,240 shares of Common Stock are reserved for issuance pursuant to outstanding Options. Schedule 4.5 sets forth a list of all Option Plans, together with all Options outstanding as of the date of this Agreement and the number of shares of Common Stock issuable upon exercise of such Options, and the exercise price thereof. Each outstanding share of capital stock of the Company is duly authorized and validly issued, fully paid and nonassessable and free of any preemptive rights and was not issued in violation of any preemptive rights or federal or state securities laws. Except for the Options and the periodic options granted prior to the date of this Agreement under the Employee Stock Purchase Plan, there are no, and at Closing there will be no, outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type granted or issued by the Company relating to the issuance, sale or transfer by the Company of any securities of the Company, nor will there be outstanding any voting securities of the Company or any securities of the Company which are convertible into or exchangeable for any shares of capital stock of the Company, and the Company will have no obligation of any kind to issue any additional capital stock or voting securities.

         SECTION 4.6. SUBSIDIARIES.

                  (a) Except as set forth on Schedule 4.6, the Company does not own any stock of, or any equity participation in, any Person (other than those held by Plans, or acquired in connection with the settlement of outstanding accounts receivable subsequent to the date of this Agreement).

                  (b) Schedule 4.6 sets forth a correct and complete list of all Subsidiaries of the Company. The Company has made available to Parent and Purchaser, true and correct copies of the certificates of incorporation and by-laws or similar organizational documents of each Subsidiary as amended to date.

                  (c) All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid, and non-assessable, and except as set forth on Schedule 4.6 are owned by the Company or a Subsidiary of the Company as set forth on
         Schedule 4.6, free and clear of any Lien.

                  (d) Except as set forth on Schedule 4.6, operations of the Company and its Subsidiaries conducted outside of the United States are conducted by the Subsidiaries listed on Schedule 4.6.

                  (e) There are no outstanding or authorized options, warrants, calls, subscriptions, rights, commitments or any other agreements of any character (i) evidencing the right to purchase or subscribe for any shares of capital stock of a Subsidiary of the Company and set forth on
         Schedule 4.6 or (ii) obligating any Subsidiary of the Company to issue any additional shares of its capital stock.

         SECTION 4.7. ACCOUNTS RECEIVABLE. The accounts receivable of the Company and its Subsidiaries reflected on the consolidated balance sheet of the Company dated as of January 31, 2002 which is included in the SEC Reports filed prior to the date of this Agreement ("Balance Sheet") or on the accounting records of the Company as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Account Receivable reserves are adequate and calculated in accordance with GAAP.

         SECTION 4.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as expressly permitted by this Agreement or as set forth in Schedule 4.8 hereto, (i) since April 30, 2001, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice, (ii) since April 30, 2001, there have not occurred any events or changes or developments having, or which would reasonably be expected to have, individually or in the aggregate, a Prohibited Effect, and (iii) since January 31, 2002, neither the Company nor any of its Subsidiaries has taken, or committed to take any action which would have been prohibited under Section 6.1 if such section applied to the period since January 31, 2002.

         SECTION 4.9. PROPERTIES.

                  (a) Neither the Company nor any of its Subsidiaries own any real property.

                  (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Prohibited Effect, each of the Company and its Subsidiaries has good and marketable title to all the properties and assets owned by the Company or any of its Subsidiaries or, in the case of property held under Lease or other Contract, each of the Company and its Subsidiaries have a valid and subsisting leasehold interest in or a legal, valid and enforceable right to use, free and clear of all Liens except Permitted Liens.

                  (c) All material leases, subleases, licenses and other occupancy agreements together with any amendments thereto, any option agreements and any subordination, nondisturbance and attornment agreements (the "Leases"), with respect to all real property leased or subleased by the Company or any of its Subsidiaries are in full force and effect. Neither the Company or any of its Subsidiaries nor, to the Company's Knowledge, any other party thereto is in default under any of the Leases (and no event has occurred which, with due notice or lapse of time or both, would constitute such a default), except for such defaults which, individually or in the aggregate, would not reasonably be expected to have a Prohibited Effect. The Company has made available to Parent true correct and complete copies of each Lease required to be listed on Schedule 4.12.

                  (d) The assets of the Company and its Subsidiaries in the aggregate are adequate to conduct the operations of the Company and its Subsidiaries in substantially the manner currently conducted.

                  (e) The tangible personal property of the Company and its Subsidiaries is in good condition and repair (ordinary wear and tear excepted) and is adequate for the uses to which it is being put and for the conduct of the business of the Company and its Subsidiaries as currently conducted.

                  (f) For purposes of this Agreement, the term "Lien" means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership. In addition, the term "Permitted Liens" means, with respect to any asset, (i) covenants, conditions, restrictions, encroachments, encumbrances, easements, rights of way, licenses, grants, building or use restrictions, exceptions, reservations, limitations or other imperfections of title (other than a Lien securing any Indebtedness) with respect to such asset which, individually or in the aggregate, does not materially detract from the value of, or materially interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset;
         (ii) the matters set forth on Schedule 4.9; (iii) unfiled mechanic's, materialmen's and similar liens with respect to amounts not yet due and payable or which are being contested in good faith through appropriate proceedings; (iv) liens for Taxes not yet delinquent or which are being contested in good faith through appropriate proceedings and, for those existing on the date of the Balance Sheet, for which adequate reserves in accordance with GAAP are reflected on the Balance Sheet, or arose subsequent to the date of the date of the Balance Sheet in the ordinary course of business; and (v) liens securing rental payments under operating leases and capital lease arrangements, which capital lease arrangements if existing on the date of the Balance Sheet were reflected on the Balance Sheet, or arose subsequent to the date of the Balance Sheet in the ordinary course of business.

         SECTION 4.10. COMPLIANCE WITH LEGAL REQUIREMENTS.

                  (a) Except as set forth on Schedule 4.10(a), the Company and its Subsidiaries have complied in all material respects with all material Legal Requirements, and, to the Company's Knowledge, no event has occurred which with or without notice could reasonably be expected to constitute a material violation of any material Legal Requirements. Since April 30, 2001, except as set forth on Schedule 4.10(a), neither the Company nor any of its Subsidiaries has received any notice or other communication (whether oral or written) from any Governmental Agency or any other Person regarding (i) any actual, alleged, possible, or potential violation of, or failure to comply with, any material Legal Requirement, or (ii) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature, nor to the Company's Knowledge is there any basis for any such notice or other communication.

                  (b) All material Permits, except as noted on Schedule 4.10(b), are in full force and effect and no proceeding is pending or, to the Company's Knowledge, threatened, to revoke or materially limit any such Permit, nor is there a basis for any such revocation. Except as set forth on Schedule 4.10(b):

                           (i) the Company and its Subsidiaries are, and at all
                  times since April 30, 2001 have been, in material compliance with all of the terms and requirements of each material Permit;

                           (ii) since April 30, 2001, neither Company nor any of
                  its Subsidiaries has received any notice or other communication (whether oral or written) from any Governmental Agency or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any material term or requirement of any material Permit, or
                  (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or material modification to any such material Permit, nor is there any basis for such notice or other communication; and

                           (iii) all applications required to have been filed
                  for the renewal of the material Permits have been duly filed on a timely basis with the appropriate Governmental Agencies, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Agencies.

         SECTION 4.11. AFFILIATE AGREEMENTS AND LIABILITIES. Except as set forth on Schedule 4.11 or those solely among the Company and its wholly owned
Subsidiaries:

                  (a) there are no written or oral Contracts between the Company and any Affiliate of the Company including, without limitation, any such Contracts relating to the provision of any services by the Company to any such Affiliate, or by any such Affiliate to the Company; and

                  (b) (i) since the date of the Balance Sheet, there have been and (ii) from the date of this Agreement to the Closing Date there will be no material transactions, agreements or arrangements made upon or containing terms and provisions less favorable to the Company than could have been obtained on an arm's length basis from a Third Party between the Company and (x) any Affiliate of the Company, (y) any director or officer of the Company or of any Affiliate of the Company or (z) any member of the immediate family of any individual described in clause (x) or (y) of this sentence.

         SECTION 4.12. MATERIAL CONTRACTS.

                  (a) The Company has made available to Parent true, correct and complete copies of all of, the following written Contracts (and all amendments thereto) (or a summary of the material terms of any oral Contracts) to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are bound as of the date of this Agreement:

                           (i) mortgage, indenture, note, letter of credit,
                  reimbursement or installment obligation, or other instrument for or relating to Indebtedness in excess of $250,000;

                           (ii) (x) guaranty of any obligation in excess of
                  $250,000 for borrowings or performance, or (y) guaranty or warranty of products or services, excluding endorsements or guaranties of instruments made in the ordinary course of business, including in connection with the deposit of items for collection, and statutory warranties;

                           (iii) Contract for the sale or lease of any of its
                  assets in excess of $250,000 other than in the ordinary course of business;

                           (iv) Contract for the purchase of any real estate,
                  machinery, equipment, or other capital assets in excess of $250,000;

                           (v) Contract for the future purchase of materials,
                  supplies, services, merchandise, or equipment parts in excess of $250,000;

                           (vi) Contract pursuant to which it is or may be
                  obligated to make payments, contingent or otherwise, on account of or arising out of prior acquisitions or sales of businesses, assets, or stock of other companies;

                           (vii) distribution, dealership, representative,
                  broker, sales agency, advertising or consulting Contract pursuant to which in excess of $5,000,000 in annual gross revenues are recognized by the Company, in the case of any such Contract with a Person primarily engaged in the software publishing, distribution or resale business, and $250,000, in the case of any other such Contract; excepting in each case any such Contract that is terminable at will, or by giving notice of 30 days or less, without Liability;

                           (viii) Lease for the use of real or personal property
                  with rent in excess of $250,000 per year;

                           (ix) Contract imposing non-competition or exclusive
                  dealing obligations on it;

                           (x) Contract in excess of $250,000 providing for
                  payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                           (xi) Contract for the employment of any Shareholder,
                  director, officer, consultant or key employee not terminable without penalty or Liability arising from such termination or any severance or change-in-control contract or arrangement;

                           (xii) Contract relating to cleanup, abatement or
                  other actions in connection with environmental liabilities; or

                           (xiii) Contract which (A) involves future payment by
                  or to the Company or the applicable Subsidiary in excess of $250,000 or (B) is otherwise material to the extent relating to the conduct of the business of the Company and its Subsidiaries ((i) through (xiii) collectively, the "Material Contracts").

                  (b) Schedule 4.12 sets forth a list of all (i) Material Contracts, excluding customer contracts entered into in the ordinary course of business and (ii) all Contracts described in Section 4.12(a)(i) relating to Indebtedness for borrowed money regardless of whether the amount thereof is in excess of or less than $250,000. Each Material Contract is valid, binding and enforceable against the Company or the applicable Subsidiary, and to the Company's Knowledge the other parties thereto in accordance with its terms (subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting the rights of creditors and to general principles of equity), and is in full force and effect. The Company or the applicable Subsidiary has performed all material obligations required to be performed by it to date under each of the Material Contracts. Except as set forth in Schedule 4.12, neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, any other party thereto is in material breach of or default under any Material Contract (and no event has occurred which, with due notice or lapse of time or both, would constitute such a lapse or default).

                  (c) For the purposes of this Agreement, the term "Contract" means, collectively, all contracts, agreements, commitments, instruments and guaranties to which the Company or any Subsidiary is a party. For the purposes of this Agreement, the term "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) the principal of and premium, if any, in respect of any indebtedness of such Person for money borrowed, (ii) the principal, premium, if any, and interest of such Person with respect to obligations evidenced by bonds, debentures, notes or, except for accrued liabilities arising in the ordinary course of business, other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (other than trade payables which are not overdue or in default), (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto) but only to the extent of drawings thereunder, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or in default), (v) every capital lease obligation (determined in accordance with GAAP) of such Person,
         (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (vii) every obligation to pay rent or other payment amounts of such Person with respect to any sale-leaseback transaction to which such Person is a party, payable through the stated maturity of such sale-leaseback transaction, (viii) factoring arrangements of such Person, whether or not such arrangements appear on the balance sheet of such Person; and (ix) every obligation of the type referred to in clauses (i) through (viii) of another Person the payment of which, in any case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

         SECTION 4.13. INTELLECTUAL PROPERTY.

                  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Prohibited Effect, the Company and its Subsidiaries own all right, title and interest in and to, or possess adequate licenses or other valid rights to use (in each case, free and clear of any Liens), all Intellectual Property used or held for use in connection with the business of the Company and its Subsidiaries as currently conducted or as contemplated to be conducted.

                  (b) Except as would not reasonably be expected to have, individually or in the aggregate, a Prohibited Effect, the use of any Intellectual Property by the Company or its Subsidiaries does not infringe or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any of its Subsidiaries acquired the right to use any Intellectual Property.

                  (c) Except as would not reasonably be expected to have, individually or in the aggregate, a Prohibited Effect, no Person or Intellectual Property of any Person is challenging, infringing or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or any of its Subsidiaries.

                  (d) Neither the Company nor any of its Subsidiaries has received any written notice or, to the Knowledge of the Company, other notice of any assertion or claim with respect to any Intellectual Property owned or used by the Company or any of its Subsidiaries other than as would not reasonably be expected to have, individually or in the aggregate, a Prohibited Effect.

                  (e) No Intellectual Property owned or licensed by the Company or any of its Subsidiaries is being used by the Company or any of its Subsidiaries in a manner that would result in the cancellation or unenforceability of such Intellectual Property, nor is the Company or any of its Subsidiaries failing to use any Intellectual Property in a manner that would result in the abandonment of such Intellectual Property, in each case other than as would not reasonably be expected to have, individually or in the aggregate, a Prohibited Effect. For purposes of this Agreement, "Intellectual Property" means (i) all trademarks, trademark rights, trade names, trade name rights, trade dress and other indications of origin, corporate names, brand names, logos, certification rights, service marks, applications for trademarks and for service marks, know-how and other proprietary rights and information, the goodwill associated with the foregoing and registration in any jurisdiction of, and applications in any jurisdictions to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) all inventions, discoveries and ideas (whether patentable or unpatentable and whether or not reduced to practice), in any jurisdiction, all improvements thereto, and all patents, patent rights, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) trade secrets, customer lists, know-how, including confidential and other non-public information, and the right in any jurisdiction to limit the use or disclosure thereof by any Person (collectively "Trade Secrets"), (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and all registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; (v) all mask works and all applications, registrations and renewals in connection therewith, in any jurisdiction; (vi) all computer software (including data and related documentation); (vii) Internet Web sites, Web pages, domain names and applications and registrations pertaining thereto; (viii) any similar intellectual property or proprietary rights; and (ix) all copies and tangible documentation thereof and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing. Schedule 4.13 contains a list of all of the Company's patent and patent applications and all trademark, copyright and domain name applications and registrations, including patent registrations, and the application number (except with respect to domain names), record owner and jurisdiction as to each.

                  (f) Except as would not reasonably be expected to have, individually or in the aggregate, a Prohibited Effect, the Company and its Subsidiaries have taken all reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets.

                  (g) No Former Employee or Employee, officer or director of the Company or any of its Subsidiaries holds any right, title or interest, directly or indirectly, in whole or in part, in or to any material Intellectual Property.

                  (h) The Intellectual Property is sufficient, in all material respects for the Company and its Subsidiaries to carry on their business as presently conducted.

         SECTION 4.14. LABOR RELATIONS. Except as set forth on Schedule 4.14, neither the Company nor its Subsidiaries is party to any collective bargaining agreement covering any individual who performs services as an employee primarily for the Company or any of its Subsidiaries (including such persons who are on an approved leave of absence, vacation, short-term disability or otherwise treated as an active employee of the Company or any of its Subsidiaries, "Employees"), and there are no controversies or unfair labor practice proceedings pending or, to the Company's Knowledge, threatened between the Company or any of its Subsidiaries and any of their current or former Employees or any labor or other collective bargaining unit representing any current or former Employee of the Company or any of its Subsidiaries that would reasonably be expected to result in a labor strike, dispute, slow-down or work stoppage or otherwise have a Prohibited Effect. To the Company's Knowledge, except as set forth on Schedule 4.14, no organizational effort is presently being made or to the Company's Knowledge, threatened by or on behalf of any labor union.

         SECTION 4.15. EMPLOYEE BENEFITS.

                  (a) Schedule 4.15 lists all employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all other employee benefit practices or arrangements, including, without limitation, any such practices or arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or other stock-based compensation, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute for Employees or individuals other than Employees who at any time prior to the date of this Agreement performed services as an Employee primarily for the Company ("Former Employees"). Each of the employee benefit plans, practices and arrangements set forth on Schedule 4.15 (with the exception of Foreign Plans, as defined in subsection (j) below) shall hereafter be referred to as a "Plan" (or "Plans" as the context may require).

                  (b) Copies of the following documents, with respect to each of the Plans, as applicable, have been made available to Parent by the
         Company: (i) all plan and related trust documents, and amendments thereto; (ii) the most recent IRS Form 5500; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; and (v) the most recent actuarial report.

                  (c) Neither the Company nor any trade or business (whether or not incorporated) which has been under common control or treated as a single employer with the Company under Section 414(b), (c) or (m) of the Code (an "ERISA Affiliate") has incurred, or is reasonably likely to incur, any Liability under Title IV of ERISA or Section 412 of the Code and none of the Plans is a Multiemployer Plan, as defined in
         Section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has incurred any Liability resulting from a complete or partial withdrawal from any Multiemployer Plan, and none of them has incurred, or is reasonably likely to incur, any Liability due to the termination or reorganization of a Multiemployer Plan which has not been satisfied in full, and to the Company's Knowledge, no event has occurred that would subject the Company or any ERISA Affiliate to any such liability.

                  (d) Each Plan has been administered in material compliance with its terms, and other Legal Requirements including, without limitation, the provisions of ERISA and the Code, and there are no material pending or, to Company's Knowledge, threatened claims by, on behalf of or involving any plan administrator or any plan trustee (other than routine claims for benefits).

                  (e) Neither the Company nor any ERISA Affiliate has incurred any liability for any tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA with respect to any Plan that has not been satisfied in full.

                  (f) Each Plan which is intended to qualify under Section 401(a) of the Code has received an IRS determination letter concluding that such Plan so qualifies in form, and to the Company's Knowledge, no event has occurred and no condition exists that could cause such letter to be revoked.

                  (g) Except as set forth on Schedule 4.15 or as may be required under Section 4980B of the Code, or Section 601 of ERISA, neither the Company nor any of its Subsidiaries has any Liability for post-retirement medical or life insurance benefits or coverage for any Employee or Former Employee or any dependent of any such Employee or Former Employee.

                  (h) Except as provided in Section 2.2 of this Agreement or as set forth on Schedule 4.15, the consummation of the Transactions will not result in any increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any compensation or benefits payable by the Company to or in respect of any Employee or Former Employee or the beneficiary or dependent of any such Employee or Former Employee under any Plan or Contract.

                  (i) Except as set forth on Schedule 4.15, no amount payable by the Company or any of its Subsidiaries to any Employee or Former Employee will fail to be deductible for Federal income tax purposes by reason of Section 162(m) or 280G of the Code.

                  (j) All employee benefits practices or arrangements which are maintained by the Company or any of its Subsidiaries for the benefit of their non-United States Employees or United States Employees located in a foreign jurisdiction (collectively, the

         "Foreign Plans") have been maintained in all material respects in accordance with the applicable laws of such foreign jurisdiction, and all Foreign Plans required to be registered with any Governmental Agency have been registered and have been maintained in good standing with such Governmental Agency.

         SECTION 4.16. LITIGATION. Except as set forth on Schedule 4.16 there are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the Company's Knowledge threatened, before any Governmental Agency against the Company or any of its Subsidiaries that (i) challenges the validity of this Agreement or any action taken or to be taken by the Company or any of its Subsidiaries pursuant to this Agreement or in connection with the Transactions, or (ii) individually or in the aggregate, are or would be expected to be material. There is no material Order or material judgment outstanding against the Company or any of its Subsidiaries.

         SECTION 4.17. ENVIRONMENTAL MATTERS.

                  (a) For purposes of this Agreement, the term "Environmental Laws" shall mean all Legal Requirements with respect to the protection of the public health, safety or the environment, including, without limitation, with respect to any Hazardous Materials, drinking water, groundwater, wetlands, landfills, open dumps, storage tanks, solid waste, or waste water, water, soil, air, pollution, the protection, preservation or restoration of natural resources, plant and animal life or human health or the environment, or waste management, regulation or control, including without limitation the following Legal Requirements:

                           (i) The Resource Conservation and Recovery Act, 42
                  U.S.C. Section 6901

                           (ii) The Comprehensive Environmental Response,
                  Compensation and Liability Act of 1980, 26 U.S.C. Section 4611; 42 U.S.C. Section 9601 ("Superfund").

                           (iii) The Superfund Amendments and Reauthorization
                  Act of 1986.

                           (iv) The Clean Air Act, 42 U.S.C. Section 7401.

                           (v) The Clean Water Act, 33 U.S.C. Section 1251.

                           (vi) The Safe Drinking Water Act, 42 U.S.C. Section
                  300f.

                           (vii) The Toxic Substances Control Act, 15 U.S.C.
                  Section 2601.

                           (viii) The Hazardous Materials Transportation Act, 49
                  U.S.C. Section 1801 et seq.

                           (ix) Applicable state mining laws.

                  (b) Except as set forth on Schedule 4.17:

                           (i) Except for matters which, individually or in the
                  aggregate, would not reasonably be expected to have a Prohibited Effect, the Company and its Subsidiaries are and since April 30, 2001 have been, in compliance with all Environmental Laws;

                           (ii) Except for matters which, individually or in the
                  aggregate, would not reasonably be expected to have a Prohibited Effect, the Company and its Subsidiaries have no Liability under any Environmental Law; and

                           (iii) no written notice, notification, demand,
                  request for information, Governmental Agency inquiry, demand letter, notice of violation or alleged violation of, non-compliance or alleged non-compliance with or any Liability under, any Environmental Law by or relating to operations or properties of the Company or any of its Subsidiaries has been received by or threatened in writing against the Company or any of its Subsidiaries which has not been resolved or which is or would be reasonably likely to be material to the Company and its Subsidiaries, taken a whole.

                  (c) For purposes of this Agreement, the following terms shall have the meanings specified below:

                           (i) "Hazardous Materials" means each and every
                  element, compound, chemical mixture, pollutant, contaminant, material, waste or other substance which is defined, designated, regulated, determined, classified or identified as hazardous, radioactive, harmful or toxic under any Environmental Law, or the Release of which is prohibited or regulated under any Environmental Law, or which to the Knowledge of the Company could reasonably be expected to cause, whether now or with the passage of time, damage to Persons, property, flora, fauna or the environment. Without limiting the generality of the foregoing, the term shall include any "toxic substance," "hazardous substance," "hazardous waste," or "hazardous material" as defined in any Environmental Law, and any explosive or radioactive material, asbestos, asbestos-containing material, waste water, sludge, untreated dye, other effluent, coal ash, polychlorinated biphenyls, special waste, petroleum or any derivative or byproduct thereof, and toxic waste.

                           (ii) "Release" means any spilling, leaking, pumping,
                  releasing, depositing, pouring, emitting, emptying, migrating, discharging, injecting, storing, escaping, leaching, dumping, burying, abandoning, disposing or moving into the environment.

         SECTION 4.18. TAX MATTERS.

                  (a) Except as set forth in Schedule 4.18, (i) the Company and its Subsidiaries have timely filed with the appropriate Taxing Authority all material Tax Returns required to be filed by or with respect to the Company, its Subsidiaries or their operations or assets, and such Tax Returns are true, correct and complete in all material respects; (ii) all material Taxes due with respect to taxable years for which the Company's and its

         Subsidiaries' Tax Returns were filed, all material Taxes required to be paid on an estimated or installment basis, and all material Taxes required to be withheld with respect to the Company or any of its Subsidiaries or their Employees, operations or assets have been timely paid or, if applicable, withheld and paid to the appropriate Taxing Authority in the manner provided by Legal Requirements; (iii) the reserve for Taxes set forth on the balance sheet of the Company as of January 31, 2002 is adequate for the payment of all material Taxes through the date thereof and no material Taxes have been incurred after January 31, 2002 which were not incurred in the ordinary course of business; (iv) there are no Liens (other than Permitted Liens) for Taxes upon the assets of the Company or any of its Subsidiaries; (v) no federal, state, local or foreign audits, administrative proceedings or court proceedings are pending with regard to any material Taxes or material Tax Returns of the Company or any of its Subsidiaries and there are no outstanding deficiencies or assessments asserted or proposed, and any such proceedings, deficiencies or assessments shown in Schedule 4.18 are being contested in good faith through appropriate proceedings diligently conducted and the Company has made or will make available to Purchaser copies of all revenue agent reports (or similar reports) and related schedules relating to pending income tax audits of the Company or any of its Subsidiaries; (vi) there are no outstanding agreements, consents or waivers extending the statutory periods of limitation applicable to the assessment of any material Taxes or deficiencies against the Company or any of its Subsidiaries, or with respect to their operations or assets; (vii) the federal income Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including April 30, 1999; (viii) the Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (x) change in method of accounting for a taxable period ending on or prior to the Closing Date, or (y) "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), entered into on or prior to the Closing Date, or (z) any ruling received from the Internal Revenue Service; (ix) neither the Company or any of its Subsidiaries has filed a consent to the application of
         Section 341(f) of the Code; and (x) the Company is not and has not been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in
         Section 897(c)(1)(A)(ii) of the Code.

                  (b) "Code" means the Internal Revenue Code of 1986, as amended.

                  (c) "Taxes" means all federal, state, local and foreign taxes, including, without limitation, income, gross income, gross receipts, unincorporated business, production, excise, employment, sales, use, transfer, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding, social security, employment, unemployment, disability, worker's compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, alternative or add-on minimum, estimated and other taxes, governmental fees or like charges of any kind whatsoever, including any interest, penalties or additions thereto, imposed by any Governmental

         Agency ("Taxing Authority") whether disputed or not; and "Tax" shall mean any one of them.

                  (d) "Tax Return" means any report, return, information return, filing, claim for refund or other information, including any schedules, exhibits or attachments thereto, and any amendments to any of the foregoing required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Taxes (including estimated Taxes).

         SECTION 4.19. BROKERS. Except for the financial advisory fees set forth on Schedule 4.19, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or any such Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker's fees, commissions or finder's fees in connection with any of the Transactions.

         SECTION 4.20. BOOKS AND RECORDS OF THE COMPANY. The books of account, minute books, stock record books, and other records of the Company and each of its Subsidiaries, all of which have been made available to Parent, are complete and correct in all material respects, accurately reflect in all material respects the transactions to which the Company or such Subsidiary is a party or by which its properties are bound in accordance with GAAP and have been maintained in all material respects in accordance with sound business practices (and, with respect to the books and records of the Company, the requirements of Section 13(b)(2) of the Exchange Act), including the maintenance of an adequate system of internal controls. The minute books of the Company and each of its Subsidiaries contain accurate and materially complete records of meetings held of, and corporate action taken by, their respective shareholders, boards of directors, and committees of such boards of directors.

         SECTION 4.21. CUSTOMERS AND SUPPLIERS. For the twelve calendar months ended March 31, 2002, there were no customers of the Company or any of its Subsidiaries whose purchases from the Company and its Subsidiaries together constituted greater than 5% of the Company's consolidated revenue (or in the case of customers with respect to which the Company receives a commission from the publisher, greater than 5% of the Company's consolidated gross profit for such twelve-month period). Schedule 4.21 lists each of the Company's vendors, suppliers and publishers, the sale of whose product constituted greater than 7% of the Company's consolidated revenue for the twelve calendar months ended March 31, 2002 (or in the case of customers with respect to which the Company receives a commission from the publisher, the consolidated gross profit for such twelve month period) (each a "Major Supplier") and the amount of consolidated revenue (or consolidated gross profit, as applicable) attributable to each Major Supplier during such twelve-month period. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged in any material dispute with any Major Supplier or since January 31, 2002, has received notice from a Major Supplier that it intends to materially alter its relationship with the Company or any of its Subsidiaries in a manner that would be materially adverse to the Company and its Subsidiaries taken as a whole.

         SECTION 4.22. CERTAIN PAYMENTS. Since April 30, 2001, neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or, to the Company's Knowledge, agents, Employees, Former Employees or, any other Person associated with or acting for or on behalf of the Company or any such Subsidiary, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries, or (iv) in violation of any Legal Requirement, provided that the foregoing clauses
(a)(i), (ii) and (iii) shall not be deemed to include any ordinary course activities customarily engaged in by sales personnel in the applicable jurisdictions in which the Company or the applicable Subsidiary operates that comply with all applicable Legal Requirements, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

         SECTION 4.23. PROXY STATEMENT. The Proxy Statement to be sent to the Shareholders in connection with the Special Meeting, and any other schedule or document required to be filed by the Company in connection with the Merger, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is being made by the Company with respect to statements made therein based on information supplied by Parent or Purchaser specifically for inclusion therein. The Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the Commission or first sent to Shareholders, at the time of the Special Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company does not make any representation or warranty with respect to any information that has been supplied by Parent, Purchaser or their accountants, counsel or other authorized representatives specifically for use in any of the foregoing documents.

         SECTION 4.24. STATE TAKEOVER STATUTES INAPPLICABLE. The Board of Directors has approved the transactions to be effected in accordance with this Agreement pursuant to Article 13.03A(1) of the TBCA, and determined that such approval satisfies the requirements of Article 13.03A(1) of the TBCA and, as a result, renders the other provisions of Article 13.03 of the TBCA inapplicable to the Transactions and to the Subsequent Transactions.

         SECTION 4.25. STATEMENTS TRUE AND CORRECT. None of the information supplied or to be supplied by the Company or any of its Subsidiaries to any Governmental Agency in connection with the transactions contemplated hereby will, at the respective time such documents are supplied, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication to any Governmental Agency. For purposes of this Agreement, "Governmental Agency" means (a) any international, foreign, federal, state, county, local or municipal government or administrative agency or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non-governmental agency, tribunal or entity that is vested by a governmental agency with applicable jurisdiction, or (e) any arbitration tribunal or other non-governmental authority with applicable jurisdiction.

                                   ARTICLE V.

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

          Parent and Purchaser, jointly and severally, represent and warrant to the Company as of the date of this Agreement as follows:

         SECTION 5.1. ORGANIZATION, STANDING AND POWER. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business as a foreign corporation and in good standing to conduct business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not reasonably be expected to have a material adverse effect on Parent and its subsidiaries taken as a whole.

         SECTION 5.2. AUTHORITY; NO VIOLATIONS; CONSENTS AND APPROVALS.

                  (a) Each of Parent and Purchaser has the requisite corporate power and authority to execute and deliver the Transaction Documents and consummate the Transactions.

                  (b) The execution and delivery of the Transaction Documents by each of Parent and Purchaser and the consummation by the each of Parent and Purchaser of the Transactions have been duly and validly authorized by their respective board of directors, and by the sole stockholder of Purchaser, and no other corporate proceedings on the part of each of Parent and Purchaser are necessary to authorize the Transaction Documents or to consummate the Transactions.

                  (c) This Agreement has been, and any other Transaction Document at the time of its execution will have been, duly and validly executed and delivered by each of Parent and Purchaser, and (assuming this Agreement and such Transaction Documents each constitute a valid and binding obligation of the Company) this Agreement constitutes, and each such other Transaction Document at the time of execution will constitute, the valid and binding obligations of each of Parent and Purchaser, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting the rights of creditors and to general principles of equity.

                  (d) The execution and delivery of the Transaction Documents and the consummation of the Transactions by each of Parent and Purchaser will not (i) violate, conflict with or result in any breach of any provision of the Certificate or Certificates of Incorporation or Bylaws of Parent or Purchaser, (ii) conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any license, lease or agreement to which Parent or Purchaser is a party or to which any of their assets is subject, or (iii) violate any Order or Legal Requirements applicable to Parent or Purchaser, except with respect to clauses (ii) or (iii) such defaults and violations which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Parent or Purchaser to consummate the Transactions.

                  (e) No consent, approval, order or authorization of, or registration, declaration or filing with, notice to, or permit from any Governmental Agency, is required by or with respect to Parent, or Purchaser in connection with the execution and delivery of this Agreement by each of Parent and Purchaser or the consummation by each of Parent or Purchaser of any of the Transactions, except for: (A) filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any filings required to be made with any foreign antitrust authorities; (B) the filing of the Certificates of Merger with the Secretary of State of the States of Delaware and Texas;
         (C) such filings and approvals as may be required by any applicable federal or state securities laws; and (D) such other consents, approvals, orders, authorizations, registrations, declarations, filings, notices or permits the failure of which to be obtained or made would not reasonably be expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the Transactions.

         SECTION 5.3. LITIGATION. There are no actions, causes of action, claims, suits, proceedings or Orders pending or, to the Knowledge of Parent, threatened against Parent at law, in equity, in admiralty or otherwise, or before or by any Governmental Agency, which (i) seeks to restrain or enjoin the consummation of the Transactions or (ii) would reasonably be expected to have a material adverse effect on Parent and its Subsidiaries, taken as a whole, or the ability of Parent or Purchaser to consummate the Transactions.

         SECTION 5.4. PROXY STATEMENT. None of the information supplied by Parent, Purchaser or any Affiliate of Parent or Purchaser specifically for inclusion in the Proxy Statement, or in any amendments thereof or supplements thereto, will, on the date the Proxy Statement is first mailed to Shareholders, at the time of the Special Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it will be made, will be false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Special Meeting which has become false or misleading.

         SECTION 5.5. OWNERSHIP OF COMPANY SHARES. To the Knowledge of Parent, none of Parent, Purchaser or any of their respective controlled Affiliates beneficially owns more than 100 shares of Common Stock in the aggregate.

         SECTION 5.6. NO PRIOR ACTIVITIES; ASSETS OF PURCHASER. Purchaser was formed solely for the purpose of the Merger and engaging in the other Transactions. As of the date of this Agreement and the Effective Time, except for (A) obligations or liabilities incurred in connection with its incorporation or organization, (B) the Transactions and activities, agreements or arrangements in connection with the Transactions, and
(C) activities, agreements, arrangements, obligations and liabilities in connection with Purchaser being a guarantor under Parent's senior credit facility, Purchaser has not and will not have (i) incurred, directly or indirectly through any of its Subsidiaries or Affiliates, any material obligations or liabilities, (ii) engaged in any business or activities of any type or kind whatsoever or (iii) entered into any material agreements or arrangements with any Person.

         SECTION 5.7. STATEMENTS TRUE AND CORRECT. None of the information (including this Agreement) supplied or to be supplied by Parent or Purchaser to any Governmental Agency connection with the Transactions will, at the respective time such documents are supplied, be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication to any Governmental Agency.

         SECTION 5.8. BROKERS. Neither Parent nor Purchaser nor any of their respective officers or directors on behalf of Parent or Purchaser has employed any financial advisor, broker or finder in a manner that would result in any liability of the Company for any broker's fees, commissions or finder's fees in connection with any of the Transactions or that would result in any reduction of the consideration payable to the Shareholders.

         SECTION 5.9. FINANCING. Parent has or has available to it and, subject to the terms and conditions herein, will make available to Purchaser, all funds necessary to consummate all of the Transactions and pay the related fees and expenses of Parent and Purchaser.

                                   ARTICLE VI.

                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 6.1. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Except as set forth in Schedule 6.1 or as provided for in this Agreement, during the period from the date of this Agreement to the earliest to occur of the date of termination of this Agreement, or the Effective Time, unless Parent shall otherwise agree in writing:

                  (a) the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary and usual course in substantially the same manner as previously conducted and in compliance with all applicable Legal Requirements and, to the extent consistent therewith, shall use its reasonable best efforts to preserve its business organization intact in all material respects, to keep available generally the services of its present officers and employees and to maintain in all material respects its existing relations with customers, suppliers, creditors and business partners and other Persons having business dealings with it;

                  (b) the Company shall not, directly or indirectly, amend or propose to amend its or any of its Subsidiaries' certificate of incorporation or bylaws or similar organizational documents;

                  (c) the Company shall not, and it shall not permit its Subsidiaries to: (i) (A) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to the Company's capital stock or that of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary to its parent, or (B) redeem, purchase or otherwise acquire directly or indirectly any of the Company's capital stock (or options, warrants, calls, commitments or rights of any kind to acquire any shares of capital stock) or that of its Subsidiaries; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than Common Stock issued upon the exercise of Options listed on Schedule 4.5; (iii) split, combine or reclassify the outstanding capital stock of the Company or of its Subsidiaries; (iv) make any loan or advance to, or payment (including with respect to outstanding Indebtedness) for the benefit of, any direct or indirect beneficial owner of any Common Stock or Options, other than payment of salary and benefits to Employees, in the ordinary course of business, consistent with past practice, and advances permitted under Section 6.1(e)), or (v) enter into or effect any transaction with any Affiliate of or advisor to the Company in which the cash value (measured on a transaction by transaction basis) of the goods or services received by the Company or such Subsidiary is less than the greater of (x) the amount which the Company or the applicable Subsidiary would have had to pay in a comparable transaction with a Third Party entered into on an arm's-length basis, or (y) the cash value of the goods and services paid by the Company or such Subsidiary in such transaction.

                  (d) the Company shall not, and it shall not permit its Subsidiaries to, acquire or agree to acquire, or dispose of or agree to dispose of, any material assets, either by purchase, merger, consolidation, sale of shares in any of its Subsidiaries or otherwise, except for (v) the acquisition of furniture, equipment and other property in the ordinary course of business in an aggregate amount not to exceed $500,000, (w) purchases of software for resale in the ordinary course of business, consistent with past practice, (x) purchases and sales of inventory in the ordinary course of business, consistent with past practice, (y) sales of obsolete equipment in the ordinary course of business, in an aggregate amount not to exceed $50,000, and (z) sales of excess equipment in an amount in any single transaction or series of related transactions, not to exceed $100,000;

                  (e) neither the Company nor its Subsidiaries shall: (i) grant any bonuses or special compensation or any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its officers, directors or key employees, except (x) in the case of key employees who are not officers or directors, increases in the ordinary course of business, or (y) pursuant to contracts or plans in effect as of the date of this Agreement; or (ii) make or agree to make any accrual or arrangement for or payment of bonuses or special compensation of any kind to any Employee whose compensation is determined other than by multiplying the number of hours worked by an hourly rate (a "Salaried Employee"), or general increase in the salary or bonus payable or to become payable by the Company or any of its Subsidiaries to any Employee other than Salaried Employees (other than increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific Employees and not generally to a class or group thereof); or (iii) (A) adopt any new,
         (B) except as may be required by applicable Legal Requirements or the terms of any Plan, grant any award under, or (C) except as required by applicable Legal Requirements or the terms of any Plan as in effect on the date of this Agreement, amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under, any existing Plan; or (iv) enter into or modify or amend any employment or severance agreement with or, except as required by applicable Legal Requirements or the terms of any Plan as in effect on the date of this Agreement and listed on Schedule 6.1, grant any severance or termination rights to any officer, director or employee of the Company or any of its Subsidiaries; or (v) enter into any collective bargaining agreement, or (vi) except as may be required by applicable Legal Requirements or the terms of any Plan as in effect on the date of this Agreement, make any loan to, any director, executive officer or employee of the Company other than advances permitted under
         Section 6.1(g)(D)(2);

                  (f) neither the Company nor any of its Subsidiaries shall modify, amend or terminate in any material respect, any Material Contract or waive, release or assign any material rights or claims thereunder, except for modifications, amendments, terminations, waivers, releases or assignments that do not materially increase the financial commitment of or burden on the Company or any of its Subsidiaries under such Material Contract or the duration of the obligations of the Company or any of its Subsidiaries thereunder;

                  (g) neither the Company nor any of its Subsidiaries shall: (A) incur, become subject to or assume or agree to incur, become subject to or assume any material Liability (other than as expressly permitted by Section 6.1(f)) or Indebtedness other than Indebtedness with respect to working capital in amounts consistent with past practice; (B) materially modify any Indebtedness or other material Liability (other than as expressly permitted by Section 6.1(f)); (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than a Subsidiary of the Company), other than immaterial amounts in the ordinary course of business, and other than the endorsement of negotiable instruments for collection in the ordinary course of business; or (D) make any loans, advances or capital contributions to, or investments in, any other Person (other than to (1) wholly owned Subsidiaries of the Company or (2) customary advances to Employees in accordance with past practice and in an individual amount not in excess of $2,500 for any individual or $25,000 in the aggregate);

                  (h) neither the Company nor any of its Subsidiaries shall change any of the accounting methods, practices or policies used by it, unless required by generally accepted accounting principles or rules and regulations of the Commission;

                  (i) the Company and its Subsidiaries shall not make or agree to make any single capital expenditure in excess of $150,000 or capital expenditures in excess of $500,000 in the aggregate;

                  (j) the Company shall not, and it shall not permit its Subsidiaries to, make or change any material election related to Taxes (unless required by law) or settle or compromise any material Liability related to Taxes;

                  (k) the Company shall not, and it shall not permit its Subsidiaries to, (i) waive the benefits of, or agree to modify in any material manner, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party, or (ii) pay, discharge or satisfy any proceeding, other than a payment, discharge or satisfaction (A) involving payments by the Company or its Subsidiaries of less than $100,000, or (B) for which liabilities are reflected on or are reserved against in the Balance Sheet, but not to exceed the reserve therefor, in each case in complete satisfaction, and with a complete release, of such matter with respect to all parties to such matter, of actions, suits, proceedings or claims;

                  (l) the Company shall not, and it shall not permit its Subsidiaries to, make any payments or incur any Liability or obligation for the purpose of obtaining any consent from any third party to the Transactions, other than (i) filing fees paid to Governmental Agencies in connection with the Transactions and (ii) payments not in excess of $10,000 in the aggregate;

                  (m) the Company shall keep in full force and effect insurance comparable in amount and scope to coverage maintained by it (or on behalf of it) on the date of this Agreement;

                  (n) the Company shall not incur, and shall not permit any of its Subsidiaries to incur any Lien on any of their assets other than Permitted Liens;

                  (o) the Company shall not take any action that would reasonably be expected to cause any of the representations and warranties made by the Company in this Agreement not to remain materially true and materially correct; and

                  (p) neither the Company nor any of its Subsidiaries shall enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

         SECTION 6.2. NO SOLICITATION.

                  (a) The Company shall, and shall cause its Subsidiaries, officers, directors, employees, counsel, investment bankers, financial advisers, accountants, other representatives and agents (collectively, the "Company Representatives") to immediately as of the date of this Agreement cease any discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal. The Company shall not, and shall not authorize or permit any Company Representative to,
         (i) solicit, initiate or encourage, directly or indirectly (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal; (ii) participate in any discussions or negotiations regarding any Takeover Proposal; or (iii) enter into any agreement with respect to any Takeover Proposal; provided, however, that, if at any time prior to the Effective Time, the Board of Directors determines in good faith, after consultation with its outside legal counsel, that it is necessary to do so in order to comply with its fiduciary duties under applicable Legal Requirements, the Company may, in response to an unsolicited bona fide Superior Proposal, and subject to compliance with Section 6.2(b), (x) furnish information concerning its business, properties or assets to any Person pursuant to a confidentiality agreement with terms and conditions similar to the Confidentiality Agreement, dated April 9, 2002 (the "Confidentiality Agreement") between the Company and Parent (provided that such confidentiality agreement may not include any provision granting any such Person an exclusive right to negotiate with the Company) and (y) participate in negotiations regarding such Superior Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any Company Representative shall be deemed to be a breach of this Section 6.2(a) by the Company. The Company shall not release any Third Party from, or waive any provision of, any such confidentiality agreement or any other similar confidentiality or standstill agreement to which the Company is a party. "Third Party" means any Person or group other than Parent, Purchaser or any Affiliate thereof.

                  (b) In addition to the obligations of the Company set forth in paragraph (a) of this Section 6.2, the Company shall promptly advise Parent orally and in writing of any request for information, proposal, discussion, negotiation or inquiry received after the date of this Agreement in connection with any Takeover Proposal and the Company will promptly (but in any event within one Business Day) communicate to Parent the material terms and conditions of any such proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Parent copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person making such proposal or inquiry or engaging in such discussions or negotiation. The Company will promptly provide to Parent any non-public information concerning the Company or any of its Subsidiaries provided to any other Person which was not previously provided to Parent. The Company will keep Parent informed of the status and material details (including amendments or proposed amendments) of any such Takeover Proposal.

                  (c) If the Board of Directors or any committee thereof intends: (i) to approve or recommend, or propose to approve or recommend, any Superior Proposal; or (ii) to cause the Company to enter into any agreement with respect to any Superior Proposal (other than any confidentiality agreement as contemplated by Section 6.2(a)), (a "Competing Agreement"), then at least five Business Days prior to taking such action: (A) the Company shall provide Parent with written notice advising Parent that the Board of Directors has received a Superior Proposal that it intends to accept, specifying the material terms and conditions of such Superior Proposal and identifying the Person or Persons making such Superior Proposal, and (B) the Company shall, and shall cause its financial and legal advisors to, negotiate in good faith with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Company to proceed with the Transactions on such adjusted terms. If following the completion of such five Business Day period the Company and Parent have been unable to agree upon such adjustment in the terms and conditions of this Agreement as would enable the Company to proceed with the Transactions, then, after compliance with the Escrow Procedures, the Board of Directors or any committee thereof may: (i) approve or recommend, or propose to approve or recommend, such Superior Proposal; or (ii) cause the Company to enter into a Competing Agreement with respect to such Superior Proposal. So long as any Competing Agreement expressly provides that the existence of this Agreement, the performance by the Company of its obligations hereunder and the consummation of the Transactions shall not constitute a breach or default under the Competing Agreement, then the existence of the Competing Agreement and the performance by the Company of its obligations thereunder relating to the Superior Proposal, the consummation of the Superior Proposal and the amendment of the Rights Plan in connection with the Competing Agreement shall not be deemed to be a breach or default under this Agreement. Subject to compliance with the Escrow Procedures, if required by the second preceding sentence, nothing contained in this Section 6.2 shall prohibit the Company or the Board of Directors from taking and disclosing to the Shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act.

                  (d) "Takeover Proposal" means any inquiry, proposal or offer from any Third Party, whether in writing or otherwise, relating to any "Alternative Transaction", which is defined as any one of the following transactions with or by a Third Party: (A) merger, consolidation or similar transaction involving the Company, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, tender offer, share exchange or otherwise of assets of the Company or its Subsidiaries representing 10% or more of the consolidated assets of the Company and its Subsidiaries, (C) issue, sale, or other disposition of (including by way of merger, consolidation, tender offer, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the voting power of the Company or (D) transaction in which any Person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of 15% or more of the outstanding Common Stock, in each case for avoidance of doubt, other than the transactions with Parent contemplated by this Agreement, and except for any Person that beneficially owns more than 15% of the outstanding Common Stock as of the date of this Agreement, unless such Person's beneficial ownership increases by more than 1% of the outstanding Common Stock; provided that the term "Alternative Transaction" shall not include sales of products and services in the ordinary course of business, and following termination of this Agreement, shall not include any acquisition of securities by an underwriter or broker-dealer in connection with a bona fide public offering of such securities.

                  (e) "Superior Proposal" means any bona fide written offer for an Alternative Transaction (i) by a Third Party that the Board of Directors determines in its good faith judgment has the good faith intent to proceed with negotiations, (ii) for all outstanding shares of Common Stock, (iii) that would provide the Shareholders the right to receive a higher per share consideration than the Per Share Amount, payable in cash or marketable securities, (iv) on terms which the Board of Directors determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) are more favorable to the Shareholders than the Merger from a financial point of view and (v) that the Board of Directors determines in good faith judgment is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

                  (f) "Escrow Procedures" means that the Company shall have performed the following:

                           (i) the Company shall have entered into an escrow
                  agreement, in form and substance reasonably satisfactory to Parent, with an escrow agent reasonably satisfactory to Parent, providing for among other things: (A) the deposit into the escrow account by the Company of $6 million, (B) the release of such escrowed funds to Parent, to the extent Parent is entitled thereto pursuant to Section 9.3, upon notice from Parent to the escrow agent that Parent has terminated this Agreement pursuant to Section 9.1(e)(ii)(A) or (B)(x), and (C) the release of such funds to the Company (or its designee) or Parent to the extent Parent is entitled thereto pursuant to
                  Section 9.3, upon evidence reasonably satisfactory to the escrow agent of the termination of this Agreement pursuant to any other provision of this Agreement.

                           (ii) the Company shall have deposited $6 million with
                  the escrow agent.

         SECTION 6.3. RIGHTS AGREEMENT. Except for the amendments contemplated by Section 3.1(c) hereof or amendments approved in writing by Parent or Purchaser, the Company shall not, from and after the date of this Agreement, amend the Rights Agreement in any manner. In addition the Company covenants and agrees that it shall not redeem the Rights unless such redemption is consented to in writing by Parent prior to such redemption or unless it is ordered to do so by a court of competent jurisdiction.

         SECTION 6.4. ACCESS AND INFORMATION. From the date of this Agreement to the Effective Time, the Company and its Subsidiaries shall (a) afford to Parent and Purchaser and their accountants, counsel and other representatives reasonable access at all reasonable times (and at such other times as the parties may mutually agree) and upon reasonable notice to all of their properties, books, contracts, commitments, records and personnel, and (b) during such period, furnish promptly to Parent and Purchaser (i) a copy of each report, schedule and other document filed or received by it or any of its Subsidiaries pursuant to the requirements of federal or state securities laws, and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Nothing in this Section 6.4 shall require the Company to provide access to or disclose information where such access or disclosure would conflict with applicable laws or result in the loss of any attorney-client privilege; provided that, with respect to any such information subject to attorney-client privilege, the Company shall use all reasonable efforts to disclose or provide access to such information or to substantively equivalent or similar information in a manner that will not result in the loss of such privilege.

Parent shall hold, and shall cause its employees and agents to hold, in confidence all such information in accordance with the terms of the Confidentiality Agreement.

         SECTION 6.5. NOTIFICATION OF CERTAIN MATTERS.

                  (a) The Company shall give prompt notice to Parent of (i) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause either (A) any representation or warranty of the Company contained in this Agreement to be materially untrue or inaccurate at any time from the date of this Agreement to the Effective Time or (B) any condition set forth in Article VIII to be unsatisfied in any material respect at any time from the date of this Agreement to the Closing Date and (ii) any failure of the Company, or any of its officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5(a) shall not limit or otherwise affect the remedies available hereunder to Parent.

                  (b) Parent shall give prompt notice to the Company of (i) the occurrence, or non-occurrence of any event whose occurrence, or non-occurrence would be likely to cause any representation or warranty of Parent and Purchaser contained in this Agreement to be materially untrue or inaccurate at any time from the date of this Agreement to the Effective Time or (ii) any action, proceeding, injunction or other order, decree, judgment or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission of competent jurisdiction applicable to Purchaser, but not to the Company, in connection with the Merger and the Transactions and (iii) any failure of Parent or Purchaser, or any of their respective officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.5(b) shall not limit or otherwise affect the remedies available hereunder to the Company.

         SECTION 6.6. EMPLOYEE STOCK PURCHASE PLAN. From and after the date of this Agreement, no further purchases of Common Stock shall occur under the Company's Second Amended and Restated Employee Stock Purchase Plan (the "Employee Stock Purchase Plan") nor shall any issuances of rights to purchase shares of Common Stock be granted thereunder, except for purchases made with payroll deductions taken prior to the date of this Agreement.

                                  ARTICLE VII.

                              ADDITIONAL AGREEMENTS

         SECTION 7.1. INDEMNIFICATION OF COMPANY OFFICERS AND DIRECTORS.

                  (a) The Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger is consummated, indemnify, defend and hold harmless, and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless, the present and former officers and directors of the Company or any of its Subsidiaries (collectively, the "Indemnified Parties"), from and against, and pay or reimburse the Indemnified Parties for, all losses, obligations, expenses, claims (and involving claims by or in the right of the Company), damages or liabilities resulting from third-party claims and including interest, penalties, out-of-pocket expenses and attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder resulting from or arising out of actions or omissions of such Indemnified Parties as officers or directors of the Company or any of its Subsidiaries occurring on or prior to the Effective Time (including, without limitation, the Transactions) to the fullest extent permitted or required under (i)(A) the Articles of Incorporation or By-Laws of the Company in effect on the date of this Agreement, including, without limitation, provisions relating to advances of expenses incurred in the defense of any action or suit, or (B) any indemnification agreement between the Indemnified Party and the Company in effect immediately prior to the date of this Agreement; and (ii) advance to any Indemnified Parties expenses incurred in defending any action or suit with respect to such matters, in each case to the extent such Indemnified Parties are entitled to indemnification or advancement of expenses under the Company's Articles of Incorporation and By-Laws in effect on the date of this Agreement and subject to the terms of such Articles of Incorporation and By-Laws.

                  (b) Any Indemnified Party wishing to claim indemnification under Section 7.1(a) shall provide notice to the Surviving Corporation promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Surviving Corporation (at its expense) to assume the defense of any claim or any litigation resulting therefrom; provided, however, that (i) counsel for the Surviving Corporation who shall conduct the defense of such claim or litigation shall be reasonably satisfactory to the Indemnified Party and the Indemnified Party may participate in such defense at such Indemnified Party's expense, and (ii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Surviving Corporation of its indemnification obligation under this Agreement, except to the extent that such omission results in a failure of actual notice to the Surviving Corporation, and the Surviving Corporation is actually prejudiced as a result of such failure to give notice. In the event that the Surviving Corporation does not accept the defense of any matter as above provided, the Indemnified Parties may retain counsel satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of one such counsel for all the Indemnified Parties promptly as statements therefor are received; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld); provided, further, however, that the Surviving Corporation shall not be responsible for the fees and expenses of more than one counsel for all of the Indemnified Parties unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties, in which case each Indemnified Party with respect to whom such a conflict exists (or group of such Indemnified Parties who among them have no such conflict) may retain one separate law firm in each applicable jurisdiction and the Surviving Corporation shall be responsible for the fees and expenses of each such counsel. In any event, the

         Surviving Corporation and the Indemnified Parties shall cooperate in the defense of any action or claim. The Surviving Corporation shall not, in the defense of any such claim or litigation, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation.

                  (c) The articles of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company's Articles of Incorporation and By-Laws, which provisions shall not be amended, modified or otherwise repealed for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder as of the Effective Time of individuals who at the Effective Time were directors or officers of the Company, unless such modification is required after the Effective Time by law and then only to the minimum extent required by such law.

                  (d) This Section 7.1 is intended for the benefit of, and to grant third party rights to, persons entitled to indemnification under this Section 7.1 whether or not parties to this Agreement, and each of such persons shall be entitled to enforce the covenants contained in this Section 7.1.

                  (e) The Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements and employment agreements with the Company's directors and officers existing at or immediately prior to the Effective Time.

                  (f) In addition, Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than three years after the Effective Time, the Company's current directors and officers (as defined to mean those person insured under such policy) with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the "D&O Insurance") in an aggregate amount of at least $15,000,000, and that is in the aggregate not materially less favorable than the existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance, but in such case shall purchase as much of such coverage as possible for such amount.

         SECTION 7.2. HSR ACT; FOREIGN FILINGS. The Company and Parent shall use their best efforts to file as soon as practicable notifications under the HSR Act and under any applicable foreign antitrust laws in connection with the Merger and the transactions contemplated thereby, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice or any applicable foreign governmental antitrust authority for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Agency in connection with antitrust matters.

         SECTION 7.3. ADDITIONAL AGREEMENTS REGARDING CONSENTS AND APPROVALS.

                  (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate and make effective the transactions contemplated by this Agreement, including using all reasonable best efforts to obtain all necessary waivers, consents and approvals, to effect all necessary registrations and filings (including, but not limited to, filings under the HSR Act and with all applicable Governmental Agencies, including foreign antitrust authorities) and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible) subject to the appropriate vote of the Shareholders. Notwithstanding the foregoing, (i) without Parent's prior written consent, the Company shall not obtain any consent that will affect Parent or the Company or any of their respective Subsidiaries to the economic detriment of any of them in any material way (other than payments permitted pursuant to Section 6.1(l)), including any material modification of any Material Contract or material Permit and (ii) neither Parent nor Purchaser shall be obligated to dispose of or forfeit material incidents of control of all or any material portion of the business or assets of the Company or any of its Subsidiaries, or to divest, hold separate, or place in trust all or any portion of its assets or businesses or those of any of its Subsidiaries or those of the Company or any of its Subsidiaries, or to incur a Prohibited Result. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Agency regarding any such filings or any such transaction. Neither party shall participate in any meeting with any Governmental Agency in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Agency, the opportunity to attend and participate.

                  (b) Parent and the Company shall cooperate in the preparation, execution and filing of all returns, applications or other documents regarding any real property transfer, stamp, recording, documentary or other Taxes and any other fees and similar Taxes which become payable in connection with the Merger.

         SECTION 7.4. EFFORTS; FURTHER ASSURANCES.

                  (a) Parent and Purchaser on the one hand, and the Company, on the other (i) shall not take any action that would reasonably be expected to cause any of their respective representations and warranties in this Agreement not to remain materially true and materially correct and (ii) shall use their respective reasonable best efforts to cause each of their respective representations and warranties in this Agreement to be materially true and materially correct as of the Closing Date.

                  (b) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Parent and the Surviving Corporation shall take all such necessary action.

         SECTION 7.5. TAKEOVER STATUTES. If any "moratorium," "control share acquisition," "business combination," or "fair price" statute or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each party hereto and the members of the Board of Directors shall, to the extent consistent with applicable Legal Requirements, grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of such statute or regulations on the transactions contemplated hereby.

         SECTION 7.6. INITIAL TRANSACTIONS.

                  (a) Upon the request of Parent, the Company shall furnish to Parent its reasonable, good faith estimate of the amount that the Company will be required to pay pursuant to Section 7.6(b)(i) and (ii) and of cash on hand of the Company and its Subsidiaries on the Closing Date.

                  (b) At such time as all of the conditions set forth in Article VIII, other than Section 8.2(f), shall have been satisfied or irrevocably waived by Parent (the "Initial Transaction Time"), the Company shall:

                           (i) repay all Indebtedness for borrowed money of the
                  Company and its Subsidiaries (other than Vendor Excluded Indebtedness), including such Indebtedness under Contracts set forth on Schedule 4.12, and terminate all of its obligations under the Contracts governing such Indebtedness which if not terminated would cause a default under Parent's senior credit facility upon the occurrence of the Effective Time;

                           (ii) cash collateralize all outstanding letters of
                  credit on terms and conditions reasonably satisfactory to Parent;

                           (iii) contribute to a newly formed entity, formed in
                  a non-U.S. jurisdiction reasonably acceptable to Parent, for which a "check the box" election has been made for U.S. income tax purposes, and that is wholly owned by the Company ("New LLC") all of the outstanding capital stock of each of the Company's Subsidiaries listed in Schedule 7.6(b)(iii) (the "Foreign Subsidiary Stock"), such that immediately following such contribution all of the Company's Subsidiaries that are organized in a jurisdiction outside of the United States shall be wholly owned, directly or indirectly, by New LLC.

                           (iv) sell to Purchaser all of the membership
                  interests in New LLC for their book value (the "New LLC Purchase Price"), subject to the requirement that the Surviving Corporation purchase all of the Foreign Subsidiary Stock from New LLC immediately following the Effective Time for a purchase price equal to the New LLC Purchase Price, plus interest thereon from and after the Foreign Subsidiary Sale at the rate of eight percent (8%) per annum. The Company shall deliver to Purchaser such documents as Purchaser shall reasonably request relating to the contribution of the Subsidiaries referenced in clause (iii) of this paragraph (b), and such instruments of transfer of all of the membership interests in New LLC as Purchaser shall reasonably request.

                  (c) Prior to the Initial Transaction Time, Parent may designate one or more Contracts related to Indebtedness for borrowed money extended by publishers who supply the Company as "Vendor Excluded Indebtedness." The Company shall use its reasonable best efforts to have the Vendor Excluded Indebtedness amended to delete any provisions contained therein that would, if not so amended or deleted, cause a default under Parent's senior credit facility upon the occurrence of the Effective Time. Parent shall cooperate with the Company in seeking such amendments or deletions. If, notwithstanding the Company's reasonable best efforts, the provisions are not so amended or deleted as of the Initial Transaction Time, such Contracts shall no longer be deemed to be Vendor Excluded Indebtedness, and shall be repaid as provided in Section 7.6(b)(i).

                  (d) At the Initial Transaction Time, Parent shall extend a loan to the Company in an amount equal to (i) the amount necessary to make the payments required by Section 7.6(b)(i) and (ii), plus (ii) $10 million, minus (iii) the Company's estimate of the cash on hand at the Closing Date provided pursuant to paragraph (a) above. In exchange therefor, the Company shall execute and deliver to Parent a promissory note in the form of Exhibit B hereto.

                  (e) The transactions described in Section 7.6(b)(iii) and (iv) are referred to collectively herein as the "Foreign Subsidiary Sale." To the extent requested by Parent, the parties to this Agreement shall either (i) abandon and not undertake the Foreign Subsidiary Sale, or
         (ii) restructure the Foreign Subsidiary Sale in a manner not materially adverse to the Shareholders and which will not reduce the Per Share Amount or delay the consummation of the Merger.

                  (f) The transactions described in this Section 7.6 are referred to collectively herein as the "Initial Transactions".

         SECTION 7.7. EMPLOYEE MATTERS.

                  (a) Any Employee whose employment is terminated by the Company or any of its Subsidiaries without cause during the period beginning on the Closing Date and ending three months thereafter, shall be entitled to severance benefits on a basis no less favorable than those described on Schedule 6.1(e); and shall be entitled to participate on a fair and equitable basis in the job opportunity and employment placement programs offered by Parent or any of its Subsidiaries (including the Surviving Corporation, as applicable) for which they are eligible.

                  (b) For a period beginning on the Closing Date through December 31, 2002, Parent shall cause each Salaried Employee whose employment is not terminated in accordance with subsection (a) above, to be provided with benefits no less favorable, taken as a whole, than those provided from time to time to employees of Parent's Subsidiaries engaged in the telecommunications business ("Telecom Employees"), provided that any employee benefit plan may be amended prior to December 31, 2002, in accordance with its terms in such a way that does not cause the benefits extended to the Employees to be less favorable, taken as a whole, than those provided to Telecom Employees. With respect to any Foreign Plans, the principles set forth above shall apply to the extent the application of such principles does not violate applicable Legal Requirements. This paragraph (b) shall not apply with respect to Employees who are paid by the hour.

                  (c) Parent shall cause each Employee to be given full credit for all service with the Company and its Subsidiaries before the Closing Date for all purposes under any employee benefit plan, practice or arrangement in which the Employee participates on or after the Closing Date (except to the extent necessary to avoid the duplication of benefits or for the purpose of benefit accrual under any defined benefit pension plan).

                  (d) For purposes of determining the terms and conditions of an Employee's participation on and after the Closing Date in any employee benefit plan, practice or arrangement that is an employee welfare benefit plan, Parent shall, and shall cause its Subsidiaries to, (i) waive all limitations as to pre-existing condition exclusions and waiting periods with respect to the Employee or his or her dependents under such plans, other than to the extent limitations or waiting periods that are already in effect with respect to the Employee or his or her dependents have not been satisfied as of the Closing Date, and
         (ii) provide each Employee with full credit for any copayments and deductibles paid in any plan year under a predecessor plan in satisfying any deductible or out-of-pocket requirements under any successor plan (on a pro-rata basis in the event of a difference in plan years).

                  (e) The Company shall take all actions necessary to terminate its long-term incentive program (the "LTIP") effective as of April 30, 2002, subject to the consummation of the Merger, provided that the Company will be permitted to make payments for the award cycle ending April 30, 2003, on a pro-rated basis equal to amounts previously accrued for performance achieved under the LTIP through April 30, 2002, and the Company may pay such awards as soon as practicable after April 30, 2002.

                  (f) All management continuity agreements between the Company and Employees in effect immediately before the Closing Date set forth on Schedule 4.15, shall be honored after the Closing Date, in accordance with their terms, until such time as amended or terminated, in accordance with their terms.

                  (g) Nothing contained in this Section 7.7 shall be deemed to create any legally enforceable rights in favor of any Person not a party to this Agreement.

                                  ARTICLE VIII.

                              CONDITIONS PRECEDENT

         SECTION 8.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) The waiting period under the HSR Act and under any applicable foreign antitrust law shall have expired or been terminated with respect to the Transactions.

                  (b) No preliminary or permanent injunction or other Order by, or Legal Requirement of, any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction lifted).

                  (c) The Merger shall have been approved and adopted by the affirmative vote of Shareholders owning at least two-thirds of the outstanding Common Stock.

         SECTION 8.2. CONDITIONS FOR THE OBLIGATION OF PARENT AND PURCHASER. The obligations of Parent and Purchaser to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                  (a) The representations and warranties of the Company contained in the Agreement which are qualified as to Prohibited Effect are true and correct, and the other representations and warranties of the Company contained in the Agreement are true and correct in all material respects, in either case, on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date. Parent and Purchaser shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to the foregoing effects.

                  (b) The Company shall have performed all material obligations and complied with all material agreements and material covenants to be performed or complied with by it under the Agreement (without giving effect to any materiality qualification or standard contained in any such agreements or covenants). Parent and Purchaser shall have received a certificate of the President or Chief Executive Officer or a Vice President of the Company to the foregoing effects.

                  (c) There shall not be in effect an Order or Legal Requirement by a Governmental Agency nor shall a Legal Requirement have been promulgated or enacted by a Governmental Agency which in any such case
         (i) restrains or prohibits the consummation of the Merger, (ii) either
         (x) prohibits or materially restricts the ownership or operation by Parent (or any of its Affiliates or Subsidiaries) of any portion of its or the Company's (or any of their respective Subsidiaries) business or assets which is material to the business of the Company and its Subsidiaries taken as a whole (and which injunction, order, decree, judgment or ruling in the case of Parent was entered or granted in connection with this Agreement or the Transactions), or (y) compels Parent (or any of its Affiliates or Subsidiaries) to dispose of or hold separate any portion of its business that is in the same line of business as the Company or the Company's (or any of its Subsidiaries) business or assets which is material to such line of business of Parent or to the business of the Company and its Subsidiaries taken as a whole, or (iii) imposes any material limitations on the ability of Parent or any of its affiliates or Subsidiaries effectively to control in any material respect the business and operations of the Company and its Subsidiaries (each of clauses (i) through (iii) being referred to as a "Prohibited Result").

                  (d) No action or a proceeding shall have been commenced under federal or state antitrust laws or any other applicable Legal Requirement before any Governmental Agency which would reasonably be expected to result in a Prohibited Result.

                  (e) There shall not have occurred (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), or (ii) any limitation (whether or not mandatory) by any United States governmental authority on the extension of credit generally by banks or other financial institutions.

                  (f) The Initial Transactions shall have been consummated in accordance with Section 7.6 other than those set forth in Section 7.6(d) which shall not be a condition.

                                   ARTICLE IX.

                              TERMINATION AND FEES

         SECTION 9.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Shareholders of the Company:

                  (a) by mutual written consent of Parent and the Company;

                  (b) by either Parent or the Company if any Governmental Agency shall have issued an Order or taken any other action (which Order or other action each party hereto shall use its reasonable best efforts to have vacated or reversed), in each case permanently restraining, enjoining or otherwise prohibiting the Transactions, and such Order or other action shall have become final and non-appealable.

                  (c) by either Parent or the Company if the Shareholders fail to approve the Merger upon the taking of a vote at a duly held meeting of the Shareholders or any adjournment thereof.

                  (d) after September 3, 2002, by either Parent or the Company if the Merger shall not have been consummated by such date for any reason; provided that in such case the terminating party is not in material breach of its representations, warranties, covenants or agreements under this Agreement; and provided further, if the Company enters into a Competing Agreement, such date shall be extended (but not shortened) to the earlier of (x) one (or if the requisite Shareholder vote in favor of the Merger is obtained at the Special Meeting, five) Business Day following the Special Meeting, or (y) unless the requisite Shareholder vote in favor of the Merger shall have been obtained, the termination of the Competing Agreement.

                  (e) by Parent, if any of the following shall have occurred:

                           (i) any Person (other than Parent or any Subsidiary
                  of Parent) shall have commenced (as such term is defined in Rule 14d-2 under the Exchange Act), a tender offer or exchange offer to purchase any Common Stock or securities convertible into such shares such that, upon consummation of such offer, such person would own or control thirty-three percent (33%) or more of the then outstanding Common Stock, and the Board of Directors within ten Business Days after such tender or exchange offer shall have been so commenced, fails to recommend against acceptance of such tender or exchange offer by its Shareholders; or

                           (ii) (A) the Company shall have entered into an
                  agreement with respect to an Alternative Transaction (other than a confidentiality agreement permitted by Section 6.2), or
                  (B) the Board of Directors shall have (x) authorized, recommended or publicly announced an intention to authorize or recommend an Alternative Transaction, including pursuant to the last sentence of Section 6.2(c), or (y) withdrawn or modified in a manner adverse to Parent the recommendation of the Board of Directors that the Shareholders approve this Agreement and the Merger (an "Adverse Recommendation"), it being understood and agreed that any communication by the Company or the Board of Directors to the Shareholders that the Board of Directors had determined not to withdraw or modify such recommendation, in whole or in part, because such action would or might give rise to a right on the part of Parent to terminate this Agreement and/or obligate the Company to pay the Termination Fee and/or the Expense Reimbursement shall nevertheless be deemed to be an Adverse Recommendation.

                  (f) by Parent if: (i) any of the representations and warranties of the Company contained in this Agreement which are qualified as to Prohibited Effect shall not be true and correct, (ii) any of the other representations and warranties of the Company contained in this Agreement shall not be true and correct in all material respects, (iii) the Company shall have failed to comply with the provisions of Section 6.2 hereof, or (iv) the Company shall have failed to perform any material obligation or to comply with any material agreement or material covenant to be performed or complied with by it under this Agreement (without giving effect to any materiality qualification or standard contained in any such agreements or covenants), subject to (A) in the case of clauses (i), (ii) or (iv) which breach is not cured by the earlier of (x) the day prior to the Special Meeting, and (y) five (5) Business Days following written notice to the Company and (B) in the case of clause (iii), only with respect to breaches arising from isolated, discrete actions taken by non-executive employees of the Company or its Subsidiaries without the actual Knowledge of the Company which breach is not cured within one
         (1) Business Day following the Company obtaining actual Knowledge of such breach; or

                  (g) by the Company if (i) any of the representations and warranties of Parent or Purchaser contained in this Agreement which are qualified as to material adverse effect shall not be true and correct,
         (ii) any of the other representations and warranties of Parent or Purchaser contained in this Agreement shall not be true and correct in all material respects, or (iii) Parent or Purchaser shall have failed to perform any material obligation or to comply with any material agreement or material covenant to be performed or complied with by it under this Agreement (without giving effect to any materiality qualification or standard contained in any such agreements or covenants), and in any case which breach is not cured following written notice to Parent by the earlier of (x) the day prior to the Special Meeting, and (y) within five (5) Business Days following written notice to Parent, except for such breaches which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the ability of Parent and Purchaser to consummate the Transactions.

         SECTION 9.2. EFFECT OF TERMINATION. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 9.1, this Agreement shall forthwith become void and of no further force and effect; provided, however, that (a) each of the parties shall be entitled to pursue, exercise and enforce any and all remedies, rights, powers and privileges available to it at law or in equity for any breach of any covenant, agreement or other obligation under this Agreement which occurred prior to such termination (but not for breach of any representation or warranty), provided that if the Company pays to Parent the Termination Fee and Expense Reimbursement pursuant to
Section 9.3(c)(ii)(A)(y) or 9.3(c)(ii)(B), including any subsequent payment due pursuant to Section 9.3(d), such amounts shall be deemed satisfaction in full for any and all damages incurred by Parent or Purchaser in connection with any breaches of the Company giving rise to such termination, and (b) Sections 9.2, 9.3, 10.3, 10.4, 10.6, 10.8, 10.10 and 10.12 shall survive the termination.

         SECTION 9.3. FEES AND EXPENSES.

                  (a) Except as provided in paragraphs (b), (c) and (d) below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses (including broker's or finders fees and the expenses of its representatives). Notwithstanding the preceding sentence, Parent shall pay one-half and the Company shall pay one-half of the HSR Act filing fee.

                  (b) If any of the conditions set forth in paragraphs (c) or
         (d) below are satisfied, then the Company shall, subject to and in accordance with such paragraphs (c) and (d), pay to Parent, by wire transfer of immediate available funds to an account specified by Parent, (i) an amount equal to $5,000,000 (the "Termination Fee") plus
         (ii) all of Parent's reasonable documented out-of-pocket expenses incurred in connection with the Transactions and the Transaction Documents, up to a maximum aggregate amount of $1,000,000 (the "Expense Reimbursement").

                  (c) The Company shall be obligated to pay the Termination Fee (or the portion thereof described below) and the Expense Reimbursement as follows:

                           (i) if Parent terminates this Agreement pursuant to
                  the provisions of Section 9.1(e)(ii)(A) or (B)(x), or if either party terminates this Agreement at a time when Parent had the right to terminate pursuant to Section 9.1(e)(ii)(A) or (B)(x) the Company shall, within 2 (two) Business Days following such termination, pay the Termination Fee and the Expense Reimbursement; or

                           (ii) if (A) Parent has terminated this Agreement
                  pursuant to (x) any of the other provisions of Section 9.1(e) or (y) Section 9.1(f) or (B) the Company terminates this Agreement other than pursuant to Section 9.1(g) and, at the time of such termination, Parent had the right to terminate pursuant to Section 9.1(f) (without giving effect to any notice and cure right in favor of the Company) but not pursuant to Section 9.1(e)(ii)(A) or (B)(x) (which shall be governed by Section 9.3(c)(i)), the Company shall, within 2
                  (two) Business Days following such termination, pay (A) one half of the Termination Fee (i.e., an amount equal to $2,500,000) and (B) the Expense Reimbursement; or

                           (iii) if a Takeover Proposal is publicly disclosed
                  after the date of this Agreement, and thereafter Parent or the Company terminates this Agreement pursuant to Section 9.1(c) or (d), the Company shall, within 2 (two) Business Days following such termination, pay (A) one half of the Termination Fee (i.e., an amount equal to $2,500,000) and (B) the Expense Reimbursement.

                  (d) In the event of a termination to which clauses (ii) or
         (iii) of paragraph (c) above is applicable, and, within nine (9) months following such termination, the Company enters into a definitive agreement providing for, or consummates, an Alternative Transaction, the Company shall, upon consummation of such Alternative Transaction, pay the remaining portion of the Termination Fee not previously paid pursuant to such clauses (ii) or (iii), as applicable. For the purpose of this Section 9.3(d), "Alternative Transaction" shall have the meaning assigned to such term in Section 6.2, except that references to "10%" or "15%" in such definition shall be deemed to be references to 33%.

                  (e) The Company shall be discharged from its obligation to pay the Termination Fee and Expense Reimbursement to the extent that Parent actually receives such amounts pursuant to the escrow agreement established pursuant to the Escrow Procedures.

                                   ARTICLE X.

                               GENERAL PROVISIONS

         SECTION 10.1. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. All representations and warranties set forth in this Agreement shall terminate at the Effective Time. All covenants and agreements set forth in this Agreement shall survive in accordance with their terms.

         SECTION 10.2. AMENDMENT. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective boards of directors, at any time before or after approval hereof by the Shareholders of the Company, but, after such approval, no amendment shall be made which changes the Per Share Amount or which in any way materially adversely affects the rights of such Shareholders or which by applicable law requires the approval of such Shareholders, without the further approval of such Shareholders. Notwithstanding any other provision of this Agreement, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 10.3. NOTICES. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender's telecopy machine) if during normal business hours of the recipient, otherwise on the next Business Day, or (c) one Business Day after the date when sent to the recipient by reputable same or next day courier service (charges prepaid). Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):


                           If to the Company:

                           Software Spectrum, Inc.
                           2140 Merritt Drive
                           Garland, TX 75041
                           Attention: Judy C. Odom
                                         Chairman of Board and Chief Executive
                                         Officer
                                      Robert D. Graham
                                         Vice President of Strategic
                                         Relationships and General Counsel
                           Telecopy No.: (972) 864-7889

                           With a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           1440 New York Avenue, N.W.
                           Washington, D.C. 20005-2111
                           Attention: C. Kevin Barnette
                           Telecopy No.: (202) 393-5760




                           If to Parent or Purchaser:

                           Level 3 Communications, Inc.
                           1025 Eldorado Boulevard
                           Broomfield, CO 80021
                           Attention: General Counsel
                           Telecopy No.: (720) 888-5619

                           With a copy to:

                           Willkie Farr & Gallagher
                           787 Seventh Avenue
                           New York, New York 10019
                           Attention: John S. D'Alimonte, Esq.
                           Telecopy No.: (212) 728-8111

         SECTION 10.4. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction without the necessity of posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 10.5. PUBLICITY. Each party's initial press release with respect to the execution of this Agreement has been previously approved by the other parties. Following such initial press releases, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other transactions between the parties contemplated hereby without the prior consultation of the other parties, except as may be required by Legal Requirement or by any listing agreement with a national securities exchange or trading market.

         SECTION 10.6. INTERPRETATION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. Any references to any federal, state, local or foreign statute or law shall also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) including means "including but not limited to"; (c) "or" is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular; (e) provisions apply to successive events and transactions; (f) "$" means the currency of the United States of America; and (g) "Knowledge" of any Person that is an entity means the actual knowledge of its executive officers after reasonable inquiry of the subordinates for the relevant matter. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated.

         SECTION 10.7. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 10.8. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) other than the provisions of
Section 7.1 hereof, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give to any Person other than the parties hereto any rights or remedies under or by reason of this Agreement or any Transaction.

         SECTION 10.9. SEVERABILITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms and intent to such invalid or unenforceable provision as may be possible and be valid and enforceable.

         SECTION 10.10. GOVERNING LAW. This Agreement and the legal relations between the parties hereto will be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.

         SECTION 10.11. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Purchaser of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

         SECTION 10.12. DESCRIPTIVE HEADINGS. The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                  IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

                                       LEVEL 3 COMMUNICATIONS, INC.


                                       /s/ James Crowe
                                       -----------------------------------------
                                       By:
                                       Title:


                                       ELDORADO ACQUISITION THREE, INC.



                                       /s/ Thomas Stortz
                                       -----------------------------------------
                                       By:
                                       Title:




                                       SOFTWARE SPECTRUM, INC.



                                       /s/ Judy C. Odom
                                       -----------------------------------------
                                       By: Judy C. Odom
                                       Title: Chief Executive Officer

                                                                       EXHIBIT A

                                                                  EXECUTION COPY



                                VOTING AGREEMENT

                  VOTING AGREEMENT, dated as of May __, 2002 (the "Agreement"), by and among Level 3 Communications, Inc., a Delaware corporation ("Parent"), Eldorado Acquisition Three, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), Software Spectrum, Inc., a Texas corporation (the "Company"), Private Capital Management, L.P., a Delaware limited partnership ("PCM") and Judy C. Odom, an individual ("JO" and, together with PCM, the "Shareholders").

                                   WITNESSETH:

                  WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Purchaser and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, the merger of Purchaser with and into the Company (the "Merger");

                  WHEREAS, as of the date hereof, each Shareholder owns (beneficially and of record) or has dispositive and voting control with respect to the number of shares of the Company's common stock, par value $.01 per share (the "Company Common Stock"), set forth opposite such Shareholder's name on
Schedule I hereto (all such shares so owned or from time to time controlled and which may hereafter be acquired or from time to time controlled by such Shareholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as such Shareholder's "Shares");

                  WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have required that the Shareholders enter into this Agreement; and

                  WHEREAS, in order to induce Parent and Purchaser to enter into the Merger Agreement, the Shareholders are willing to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                   ARTICLE I.

                       TRANSFER AND VOTING OF SHARES; AND
                       OTHER COVENANTS OF THE SHAREHOLDERS

                  SECTION 1.1. VOTING OF SHARES. From the date hereof until the occurrence of a Termination Event (as defined in Section 4.2) (the "Term"), at any meeting of the shareholders of the Company, however called, and in any action by consent of the shareholders of the Company, each Shareholder shall vote (or cause to be voted) its Shares (a) in favor of approval of the Merger and the Merger Agreement (as amended from time to time),
(b) against (i) any Takeover Proposal (as defined in the Merger Agreement), (ii) any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions to the Parent's and Purchaser's obligations under the Merger Agreement not being fulfilled, (iii) any change in the directors of the Company, (iv) any change in the present capitalization of the Company, (v) any amendment to the Company's Second Restated Articles of Incorporation or the Second Amended and Restated By-Laws, (vi) any other material change in the Company's corporate structure or business, or (vii) any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (c) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of shareholders or in such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including the ability of Purchaser or its nominees to vote such Shares directly.

                  SECTION 1.2. NO INCONSISTENT ARRANGEMENTS. Except as contemplated by this Agreement and the Merger Agreement, and, with respect to PCM, except to the extent PCM's dispositive and voting power over its Shares is revoked after the date hereof by the ultimate beneficial owner of such Shares, each Shareholder shall not during the Term (a) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of such Shareholder's Shares or any interest therein, or create or permit to exist any Encumbrance (as defined below) on such Shares, (b) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such shares or any interest therein, (c) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, (d) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares, or (e) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. Notwithstanding the foregoing, in the case of an individual Shareholder, such Shareholder may transfer any or all of its Shares to a charitable trust or foundation; provided, however, that in any such case, prior to and as a condition to the effectiveness of such transfer, each Person to which any of such Shares or any interest in any of such Shares is or may be transferred shall have executed and delivered to Parent and Purchaser a counterpart to this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement.

                  SECTION 1.3. PROXY. Each Shareholder hereby revokes any and all prior proxies or powers of attorney in respect of any of such Shareholder's Shares and constitutes and appoints Purchaser and Parent, or any nominee of Purchaser and Parent, with full power of substitution and resubstitution, at any time during the Term, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to demand that the Secretary of the Company call a special meeting of the shareholders of the Company for the purpose of considering any matter referred to in Section 1.1 and to vote each of such Shares as its Proxy, as provided in Section 1.1, at every annual, special, adjourned or postponed meeting of the shareholders of the Company, including the right to sign its name (as shareholder) to any consent, certificate or other document relating to the Company that Texas law may permit. Each Shareholder represents and warrants that (a) it has not granted power of attorney to any other Person with respect to the Shares and (b) any proxies heretofore given in respect of the Shares are not irrevocable, and that any such proxies have been revoked.

                  THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM, PROVIDED THAT PCM MAY REVOKE SUCH PROXY AND POWER SOLELY TO THE EXTENT THAT ONE OR MORE ULTIMATE BENEFICIAL HOLDERS OF PCM'S SHARES REVOKES PCM'S AUTHORITY WITH RESPECT TO SUCH SHARES.

                  SECTION 1.4. DISCLOSURE. Each Shareholder hereby authorizes Parent, Purchaser and the Company to publish and disclose in any Form 8-K,
Schedule 13D and the Proxy Statement (including all documents and schedules filed with the Commission), its identity and ownership of the Company Common Stock and the nature of its commitments, arrangements and understandings under this Agreement. Parent and Purchaser shall permit each Shareholder to disclose the terms of this Agreement in such Shareholder's Schedule 13D with respect to the Shares.

                  SECTION 1.5. WAIVER OF APPRAISAL RIGHTS. Each Shareholder hereby waives with respect to its Shares any rights of appraisal or rights to dissent from the Merger.

                  SECTION 1.6. SPOUSAL CONSENT. If a Shareholder is or may be subject to the community property laws of any state or other jurisdiction, such Shareholder shall use its reasonable best efforts to cause his/her spouse to execute an acknowledgment and consent consenting to and agreeing to the transactions contemplated by this Agreement. Such consent shall survive until the occurrence of a Termination Event.

                  SECTION 1.7. STOP TRANSFER. Prior to a Termination Event, each Shareholder shall not request that the Company register, and the Company shall not register, the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Shareholder's Shares, unless such transfer is made in compliance with this Agreement.

                  SECTION 1.8. NO SOLICITATION.

                  (a) During the Term, each Shareholder shall not, and it shall cause its subsidiaries, officers, directors, employees, counsel, investment bankers, financial advisers, accountants, other representatives and agents (collectively, the "Representatives") not to, (i) solicit, initiate, or encourage, directly or indirectly (including by way of furnishing information), or take any other action to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) participate in any discussions or negotiations regarding any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal. Upon execution of this Agreement, each Shareholder shall, and it shall cause its Representatives to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

                  (b) Each Shareholder shall promptly advise Parent orally and in writing of any request for information, proposal, discussion, negotiation or inquiry received by such Shareholder after the date of this Agreement, and each Shareholder shall promptly (but in any event within one Business Day) communicate to Parent the material terms and conditions of any such proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Parent copies of any written materials received by it in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. Notwithstanding any provision of this Section 1.8 to the contrary, if any Shareholder or any of its Representatives is a member of the Board of Directors of the Company (the "Board of Directors"), such member of the Board of Directors may take actions in such capacity.

                                   ARTICLE II.

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

                  Each Shareholder hereby represents and warrants to Parent and Purchaser as follows:

                  SECTION 2.1. DUE AUTHORIZATION, ETC. Such Shareholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Purchaser and Parent as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of Purchaser and Parent as such Shareholder's Proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder. This Agreement has been duly executed and delivered by or on behalf of such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting the rights of creditors and to general principles of equity and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.

                  SECTION 2.2. NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, (i) contravene, conflict with or violate any law applicable to such Shareholder or by which such Shareholder or any of such Shareholder's properties is bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of such Shareholder, including, without limitation, such Shareholder's Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any of such Shareholder's assets is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or delay the performance by such Shareholder of such Shareholder's obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by such Shareholder of such Shareholder's obligations under this Agreement.

                  SECTION 2.3. TITLE TO SHARES. JO is the sole record and beneficial owner of her Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), other than restrictions imposed by the securities laws or pursuant to this Agreement and the Merger Agreement, or has voting and dispositive control with respect to its Shares. PCM has voting and dispositive control with respect to its Shares, which control may be revoked at any time by the ultimate beneficial owner of such Shares.

                  SECTION 2.4. NO FINDER'S FEES. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission from the Company, Parent, or any of their respective Subsidiaries, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder. Such Shareholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission from the Company, Parent, or any of their respective Subsidiaries in connection with the transactions contemplated hereby or by the Merger Agreement.

                  SECTION 2.5. RELIANCE BY PARENT AND PURCHASER. Shareholder understands and acknowledges that Parent and Purchaser are entering into the Merger Agreement in reliance upon Shareholder's execution and delivery of this Agreement.

                                  ARTICLE III.

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

                  Parent and Purchaser hereby, jointly and severally, represent and warrant to the Shareholders as follows:

                  SECTION 3.1. DUE ORGANIZATION, AUTHORIZATION, ETC. Purchaser and Parent are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation. Purchaser and Parent have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Purchaser and Parent have been duly authorized by all necessary corporate action on the part of Purchaser and Parent, respectively. This Agreement has been duly executed and delivered by each of Purchaser and Parent and constitutes a legal, valid and binding obligation of each of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general applicability relating to or affecting the rights of creditors and to general principles of equity and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding for such remedy may be brought.

                  SECTION 3.2. NO CONFLICTS; REQUIRED FILINGS AND CONSENTS.

                  (a) The execution and delivery of this Agreement by each of Parent and Purchaser does not, and the performance of this Agreement by Parent and Purchaser will not, (i) contravene, conflict with or violate any law applicable to Parent or Purchaser or by which Parent or Purchaser or any of their respective properties is bound or affected or
         (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any assets of Parent or Purchaser, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their respective assets is bound or affected, except for any such breaches, defaults or other occurrences that would not prevent or delay the performance by Parent or Purchaser of their respective obligations under this Agreement.

                  (b) The execution and delivery of this Agreement by Parent and Purchaser does not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except for those that will be made within the required time period or where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Parent or Purchaser of their respective obligations under this Agreement.

                                   ARTICLE IV.

                                  MISCELLANEOUS

                  SECTION 4.1. DEFINITIONS. Terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement.

                  SECTION 4.2. TERMINATION. This Agreement shall terminate and be of no further force and effect upon the first to occur of (i) the completion of a valid vote of the Shareholders on the Merger and the Merger Agreement at the Special Meeting; (ii) the termination of the

Merger Agreement by any party thereto in accordance with its terms; or (iii) the amendment of the Merger Agreement without the written consent of the Shareholders that (x) provides for a reduction in the Per Share Amount below $37.00 or (y) changes the form of the payment of the Per Share Amount to other than cash (each a "Termination Event"). No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

                  SECTION 4.3. FURTHER ASSURANCE. From time to time, at another party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transaction contemplated by this Agreement.

                  SECTION 4.4. CERTAIN EVENTS. JO agrees that this Agreement and JO's obligations hereunder shall attach to her Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, JO's heirs, guardians, administrators, or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

                  SECTION 4.5. SPECIFIC PERFORMANCE. Each Shareholder acknowledges that if such Shareholder fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Parent and Purchaser for which money damages would not be an adequate remedy. In such event, each Shareholder agrees that each of Parent and Purchaser shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Parent or Purchaser should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Shareholder hereby waives the claim or defense that Parent or Purchaser, as the case may be, has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Shareholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

                  SECTION 4.6. NOTICE. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered or sent by facsimile if delivered personally or by facsimile, confirmation received, and (ii) on the third Business Day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                  (a)      If to Parent or Purchaser:


                                    Level 3 Communications, Inc.
                                    1025 Eldorado Blvd.
                                    Broomfield, CO 80021
                                    Attention: Robert M. Yates
                                    Facsimile: (720) 888-5619

                                    With a copy to:

                                    Willkie Farr & Gallagher
                                    787 Seventh Avenue
                                    New York, New York  10019
                                    Attention: John S. D'Alimonte, Esq.
                                    Facsimile: (212) 728-8111

                  (b) If to a Shareholder, at the address set forth below such Shareholder's name on Schedule I hereto.

                                    With a copy to:

                                    Software Spectrum, Inc.
                                    2140 Merritt Drive
                                    Garland, Texas 75041
                                    Attention: Judy C. Odom
                                               Robert D. Graham
                                    Facsimile: (972) 864-7889

                                    and

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    1440 New York Avenue, N.W.
                                    Washington, D.C. 20005-2111
                                    Attention: C. Kevin Barnette
                                    Facsimile: (202) 393-5760

                  SECTION 4.7. EXPENSES. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

                  SECTION 4.8. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 4.9. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

                  SECTION 4.10. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement constitutes the entire agreement and supersedes any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, and this Agreement is not intended to confer upon any other person any rights or remedies hereunder.

                  SECTION 4.11. ASSIGNMENT. This Agreement shall not be assigned by operation or law or otherwise, by any of the parties hereto without the prior written consent of the other parties, except that Parent or Purchaser may assign all or any of its rights hereunder to any wholly owned Subsidiary of Parent provided that no such assignment shall relieve such assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

                  SECTION 4.12. GOVERNING LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.

                  SECTION 4.13. JURISDICTION: SERVICE OF PROCESS. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may only be brought against any of the parties in the courts of the State of New York located in the City of New York, or if it has subject matter jurisdiction, the U.S. federal district court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

                  SECTION 4.14. AMENDMENT. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

                  SECTION 4.15. WAIVER. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                  SECTION 4.16. EFFECTIVENESS. This Agreement shall become effective only upon the execution and delivery of the Merger Agreement by the Company, Parent and Purchaser.

                  SECTION 4.17. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  IN WITNESS WHEREOF, Parent, Purchaser, the Company and the Shareholders have caused this Agreement to be executed as of the date first written above.

                                       LEVEL 3 COMMUNICATIONS, INC.



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       ELDORADO ACQUISITION THREE, INC.



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:

                                       SOFTWARE SPECTRUM, INC.



                                       By:
                                          --------------------------------------
                                          Name:
                                          Title:



                                          --------------------------------------
                                          Judy C. Odom

                                       PRIVATE CAPITAL MANAGEMENT, L.P.

                                       By: PCM Holdings, Inc., its general
                                           partner

                                       By:
                                          --------------------------------------
                                          Name: Gregg J. Powers
                                          Title: President

                                   Schedule I



                                                                         Number of Shares for which
Name and Address                                                         Shareholder has Dispositive and
of Shareholder                                                           Voting Control
----------------                                                         -------------------------------
Judy C. Odom                                                             166,114
2140 Merritt Drive
Garland, Texas 75041
Facsimile: (972) 864-7889

Private Capital Management, L.P.                                         796,542
8889 Pelican Bay Blvd., Suite 500
Naples, FL 34108
Attention: Gregg Powers
           Lisa Gallagher
Facsimile: (239) 254-2558
           (239) 254-2559

                                                                       EXHIBIT B
                                                           to Agreement and Plan
                                                                       of Merger
                                 PROMISSORY NOTE

$________________
New York, New York                                             ________ __, 2002


         FOR VALUE RECEIVED, the sufficiency of which is hereby acknowledged, Software Spectrum, Inc., a Texas corporation ("Maker"), hereby unconditionally promises to pay to Level 3 Communications, Inc., a Delaware corporation, or its assigns ("Holder"), upon demand by Holder and at such place as may be designated by Holder, the principal sum of ______________________ Dollars ($___________________), together with interest thereon at a rate per annum equal to ___ percent (___%) (computed on the basis of a 360-day year) from and after ________ __, 2002. Maker may prepay all or any portion of this Note at any time without penalty. All payments received from Maker hereunder shall be applied first, to the payment of any expenses due to Holder pursuant to the terms of this Note, second, to the payment of interest accrued and unpaid on this Note, and third, to reduce the principal balance hereunder.

         Any payments of expenses, principal or interest shall be made in U.S. dollars.

         Maker agrees to pay to Holder all expenses incurred by Holder, including reasonable attorneys' fees, in enforcing and collecting this Note.

         This Note is binding on Maker and its respective successors and assigns, and Maker hereby waives presentment, demand, notice and protest and any defense by reason of an extension of time for payment or other indulgences. Failure of Holder to assert any right herein shall not be deemed to be a waiver thereof.

         This Note is being executed and delivered by Maker in connection with the transactions described in Section 7.6 of that certain Agreement and Plan of Merger dated as of May ___, 2002, by and among Parent, Eldorado Acquisition Three, Inc., a Delaware corporation, and Maker.

         This Note shall be paid without deduction by reason of any set-off, defense or counterclaim of Maker.

         This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law thereof.

                                    SOFTWARE SPECTRUM, INC.

                                    By:
                                       -----------------------------------------
                                       Name:
                                       Title:

                                   ----------

                             SOFTWARE SPECTRUM, INC.

                               DISCLOSURE SCHEDULE

                                       FOR

                          AGREEMENT AND PLAN OF MERGER

                             DATED AS OF MAY 1, 2002

                                      AMONG

                          LEVEL 3 COMMUNICATIONS, INC.,

                        ELDORADO ACQUISITION THREE, INC.

                                       AND

                             SOFTWARE SPECTRUM, INC.

                                   ----------

                                  INTRODUCTION

         Reference is made in this Software Spectrum, Inc. Disclosure Schedule (this "Software Spectrum Disclosure Schedule") to the Agreement and Plan of Merger, dated as of May 1, 2002 (the "Agreement"), among Level 3 Communications, Inc., a Delaware corporation ("Parent"), Eldorado Acquisition Three, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), and Software Spectrum, Inc., a Delaware corporation (the "Company"). Capitalized terms not otherwise defined herein are used as defined in the Agreement.

         This Software Spectrum Disclosure Schedule is qualified in its entirety by reference to specific provisions of the Agreement and is not intended to constitute, and shall not be construed as constituting, any representation or warranty of Software Spectrum except as and to the extent expressly provided in the Agreement.

         The fact that any item of information is contained herein shall not be construed to mean that such information is required to be disclosed in or by the Agreement. Such information shall not be used as a basis for interpreting the term "material," "materially," "materiality" or "Prohibited Effect" in the Agreement.

         To the extent there is any inconsistency between information set forth in this Software Spectrum Disclosure Schedule and any information, disclosure, document or schedule heretofore delivered to Parent or Purchaser, this Software Spectrum Disclosure Schedule supersedes and replaces such other information, disclosure, document and schedule previously provided.

         Any matter disclosed in any particular section of this Software Spectrum Disclosure Schedule shall be deemed to have been disclosed in this Software Spectrum Disclosure Schedule with respect to other sections of Article 4 or 6 of the Agreement that specifically request disclosure of such matter.

         The section headings in this Software Spectrum Disclosure Schedule are for convenience of reference only and shall not be deemed to alter or affect the express description of the sections of this Software Spectrum Disclosure Schedule as set forth in the Agreement.

                                  SCHEDULE 4.1

                           ORGANIZATION OF THE COMPANY

         1. The annual statutory return has not been filed for Software Spectrum GmbH, a dormant Subsidiary organized under the laws of Germany and previously engaged in the Company's former professional services business. This Subsidiary has no operations or material assets. The Company plans to liquidate this Subsidiary. No material Liability will arise by virtue of such failure to file such annual statutory return or such liquidation.

                                  SCHEDULE 4.3

                              CONFLICTS & CONSENTS

SUB-SECTION (a)

     o   None

SUB-SECTION (b)

     o   None

SUB-SECTION (c)

     o   None

SUB-SECTION (d)

         1. The Merger transaction is not permitted by the Company's Amended and Restated Credit Agreement, dated March 11, 1998, among Software Spectrum, Inc., JP Morgan Chase Bank as Administrative Agreement, JP Morgan as Collateral Agent and the Lenders Named Therein. The banks' consent would be required, or in the alternative, the Company has the right to early termination of the banks' obligations for an early termination fee of $750,000.

         2. The consummation of the Transactions would conflict with the following Material Contracts:

     o Guaranty, dated September 20, 2000 by Software Spectrum, Inc. in favor of Microsoft Corporation.

     o Adobe License Center Agreement dated December 8, 2001, by and among Adobe Systems Incorporated, Adobe Systems Software Ireland Limited and Software Spectrum, Inc.

         3. Consent is required under the terms of the following real estate leases:

     o Commercial Lease Agreement by and between Kancro LP and Software Spectrum, Inc., dated April 19, 1993, as amended (2240 and 2260 Merritt Drive, Garland, Texas). Lessee thereunder is required to reimburse lessor for reasonable attorney's fees in connection with processing and documenting any assignment.

         4. Notice, and in some cases an assignment agreement by Purchaser, is required under the terms of the following real estate leases:

     o Net Lease between Pretty M.T., L.P. and Spectrum Integrated Services, Inc., d/b/a Spectrum Contact Services (formerly d/b/a Software Spectrum), dated April 28, 2000, as amended.

     o Office Lease between Highwoods/Florida Holdings, LP, by Highwoods Properties, Inc., as agent, and Spectrum Integrated Services, Inc., dated October 19, 1998, as amended. Lessee thereunder is required to reimburse lessor's reasonable out-of-pocket costs and expenses in connection with an assignment or sublease transaction, including reasonable attorney's fees not to exceed $750.00.

     o Lease Agreement between Spokane Teachers Credit Union and Spectrum Integrated Services, Inc., d/b/a Spectrum Contact Services (formerly d/b/a Software Spectrum), dated March 10, 2000, as amended.

     o Lease between SDS Properties Liberty Lake LLC and Spectrum Integrated Services, Inc., d/b/a Spectrum Contact Services (formerly d/b/a Software Spectrum), dated February 28, 2000.

SUB-SECTION (e)

     o   None

SUB-SECTION (f)

         1. Approval of the Transaction will be required from the Federal Trade Commission and/or the Anti-Trust Division of the Department of Justice and equivalent agencies of Brazil, Sweden, Germany and Finland.

                                  SCHEDULE 4.4

           SEC FILINGS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES

SUB-SECTION (a)

     o   None

SUB-SECTION (c)

     o   None

                                  SCHEDULE 4.5

                                CAPITAL STRUCTURE

         1. List of Option Plans:

     o   Software Spectrum, Inc. 1998 Long-Term Incentive Plan, as amended.

     o   Software Spectrum, Inc. Amended and Restated 1993 Long-Term Incentive
         Plan.

         2. List of outstanding Options:

     o   See attached Software Spectrum Stock Option Summary.

                                  SCHEDULE 4.6

                                  SUBSIDIARIES

SUB-SECTION (a)

         1. The Company owns stock in the Subsidiaries listed below. In addition, the Company owns 43.45% of the outstanding equity in Uchida Spectrum, Inc., a Japanese corporation.

         2. The Company owns 137,600 shares of Common Stock of Pivotal Corporation acquired in connection with the disposition of the Company's CRM business in December 2000.

         3. The Company owns stock in the amounts set forth in Column B below of the Subsidiaries listed under Column A below:

           COLUMN A                             COLUMN B                                   COLUMN C
          SUBSIDIARY                         STOCK OWNER(S)                                 LIENS
          ----------                         --------------                                --------
Spectrum Integrated Services,   Software Spectrum, Inc. - 518,000 shares               518,000 Shares(2)
Inc.

Software Spectrum (Hong Kong)   Software Spectrum Pty Limited - 1 share

                                Software Spectrum Holdings Pty Limited - 99 shares

Software Spectrum B.V.          Software Spectrum, Inc. - 40 Shares                         26 Shares(2)
(Netherlands)

Software Spectrum Canada, Ltd.  Software Spectrum, Inc. - 1,001 Shares                     666 Shares(2)

Software Spectrum Holdings      Software Spectrum, Inc. - 113,503 Shares                75,668 Shares(2)
Pty Limited (Australia)

Software Spectrum GmbH(1)       Software Spectrum, Inc. - 50,000 Shares
(Germany)

Software Spectrum Pty Limited   Software Spectrum Holdings Pty Limited - 3 Shares
(Australia)

Software Spectrum Limited       Software Spectrum, Inc. - 840,000 Shares                93,333 Shares(2)
(Ireland)



----------

(1) This entity is currently dormant, owns no material assets and has no employees.

(2) Pledge of shares in favour of bank group under Company's Amended and Restated Credit Agreement with respect to the indicated number of shares.

           COLUMN A                                   COLUMN B                               COLUMN C
          SUBSIDIARY                               STOCK OWNER(S)                              LIENS
          ----------                               --------------                            --------
Software Spectrum               Software Spectrum Holdings Pty Limited - 100 Shares
(NZ) Limited

                                Software Spectrum Pty Limited - 1 Share

Software Spectrum               (2)Software Spectrum Holdings Pty. Ltd. - 99 Shares
Professional Services.com Pte
Ltd (Singapore)                 Software Spectrum Pty. Ltd. - 1 Share

Software Spectrum (U.K.)        Software Spectrum, Inc. - 2 Shares
Limited(1)

Software Spectrum Services      Software Spectrum, Inc. - 40 Shares
B.V.(1) (Netherlands)

SUB-SECTION (b)

         See Column A in table above.

SUB-SECTION (c)

         See Column C above.

SUB-SECTION (d)

         1. Uchida Spectrum, Inc.

SUB-SECTION (e)

o    None



----------

(1) This entity is currently dormant, owns no material assets and has no employees.

                                  SCHEDULE 4.8

                      ABSENCE OF CERTAIN CHANGES OR EVENTS

SUB-SECTION (i)

     o The January 31, 2002 quarter was the first full fiscal quarter in which new enterprise-wide licensing arrangements, designated Microsoft Enterprise Agreement 6.0s ("EA 6.0" agreements), were sold. Virtually all Microsoft Enterprise Agreements are now priced, billed and collected directly by the publisher. The Company does not record software sales revenue for these agreements, but continues to provide sales and related customer services associated with these transactions, and earns a software advisory fee directly from Microsoft for these activities.

SUB-SECTION (ii)

     o   None

SUB-SECTION (iii)

         As used under this Sub-Section (iii), the term "the Company" refers to the Company and its subsidiaries collectively, unless otherwise indicated or unless the context otherwise requires. The Sub-Sections referenced below in this Sub-Section (iii) correspond to the Sub-Sections listed in Section 6.1 of the Agreement.

SUB-SECTION (a)

     o   See Sub-Section (i) above

     o The employment of John Sprague, President of Contact Services, was separated effective April 12, 2002.

     o As provided in the lease, the Company has received notice from the landlord under the Lease between Jacobs Engineering Inc. and Software Spectrum Limited, commencing March 18, 1997 and under the Lease between Combined Insurance Company of Ireland Limited and Software Spectrum Limited, dated August 5, 1997 that the landlord is undertaking the rent review process provided for therein.

SUB-SECTION (b)

     o   None

SUB-SECTION (c) (i) (A)

     o   None

SUB-SECTION (c) (i) (B)

     o In 1997, the Company implemented a stock repurchase program that allows for the purchase of the Company's common stock from time to time in the open market or through privately negotiated transactions. Since January 31, 2002, however, the Company has not repurchased any shares of common stock.

     o Since January 31, 2002, the Company has purchased shares of its common stock on the open market on behalf of its employees under the Software Spectrum, Inc. Amended and Restated Employee Stock Purchase Plan.

SUB-SECTION (c) (ii)

     o Since January 31, 2002, the Company has issued shares in the ordinary course of business pursuant to stock option exercises under the Software Spectrum, Inc. 1993 and 1998 Long-Term Incentive Plans.

     o See also the disclosure under Sub-Section (c)(i)(B) above regarding the Employee Stock Purchase Plan.

SUB-SECTION (c) (iii)

     o   None

SUB-SECTION (c) (iv)

     o The Company made a loan of $14,909.00 to an employee on March 29, 2002. The loan is evidenced by a promissory note, dated the same date, which matures on October 18, 2002. This employee is not a shareholder of record as of April 10, 2002, and the Company is not aware of whether or not such employee is a beneficial owner of its stock.

SUB-SECTION (c) (v)

     o The Company engaged Sheffield Merchant Banking Group in connection with the Transactions. Under the terms of its arrangement with Sheffield, the Company will pay Sheffield $1,250,000 plus expenses upon the consummation of the Transactions. Robert P. Lee, a member of the Company's Board of Directors, is a Managing Member of Sheffield Merchant Banking Group. The Company believes that the terms reflect an arms-length transaction and are customary for the nature of the services rendered.

SUB-SECTION (d)

     o Since January 31, 2002, the Company has spent approximately $1.1 million in aggregate capital expenditures. The following two single capital expenditures exceed $150,000: (1) purchase of E-Gain software licenses (approximately $172,500) and (2) purchase of Compaq desktop computers (approximately $225,000).

SUB-SECTION (e) (i)

     o The Company has granted bonuses and raises, some of which may be considered special compensation, to its employees (which may have included officers, directors and/or key employees) in the ordinary course of its business since January 31, 2002.

SUB-SECTION (e) (ii)

     o The Company has accrued amounts under its standard bonus plans and salary and commission arrangements for employees (which have included accruals for Salaried Employees and other employees) in the ordinary course of its business since January 31, 2002.

SUB-SECTION (e) (iii)

     o   None

SUB-SECTION (e) (iv)

     o Since January 31, 2002, the Company has entered into employment and/or severance agreements with employees (which do not include any director or officer of the Company or any of its Subsidiaries with the exception of Michael Charter) in the ordinary course in accordance with its past practices. With respect to Michael Charter, the Company has memorialized the terms of its Employment Agreement with Michael Charter dated July 7, 2000, which is referenced in Schedule 4.12, Sub-Section
         (a) (xi) below, in a formal employment agreement based on the Company's form of employment agreement. The terms of such formal agreement, which is unsigned as of the date hereof, are not materially different from the Employment Agreement dated July 7, 2000.

SUB-SECTION (e) (v)

     o   None

SUB-SECTION (e) (vi)

     o   See disclosure above under Sub-Section (c)(iv).

SUB-SECTION (f)

     o The Company filed an action against its insurer, St. Paul Property and Casualty, seeking coverage under its property and casualty insurance policy for shrink-wrap software lost in 1997/1998 due to fraudulent orders by a third party. The gross amount of the software lost was approximately $270,000, and the net claim was approximately $190,000 following application of deductibles. The Company recently settled the claim for $42,500.

     o The Company was involved in a dispute with the subtenant of its Atlanta real property lease, Telseon IP Services, Inc. Telseon vacated the premises without advising Software Spectrum, Inc. in November 2001, failing to pay November rent, and did not pay rent again after vacating. After sending a demand letter and receiving a request to delay collection efforts without an indication of payment, Software Spectrum, Inc. filed suit in Georgia. Prior to Telseon filing an answer in the matter, the parties entered into a settlement agreement, pursuant to which it agreed to the entry of a consent judgment in favour of Software Spectrum, Inc. and paid Software Spectrum, Inc. $100,000.00.

     o The Company has received notice from IBM of its intent to move all Tier I Business Partners in the software resale channel to Tier II status effective July 1, 2002 with the result that the current IBM Business Partner Agreement will be terminated with an effective date of July 1, 2002.

     o The Company has received an extension under the Line of Credit, dated March 19, 2001, by and between Software Spectrum B.V. and Bank of America NA, Dublin Branch.

     o See the disclosure above in Sub-Section (a) regarding the Dublin real estate rent review process.

SUB-SECTION (g) (A) AND (B)

     o The Company is in discussions with IBM Global Financing to extend the term of the Remarketer Finance Agreement, dated December 31, 2001 between Software Spectrum Canada, Ltd. and IBM Global Financing and the Financing Letter, dated December 31, 2001 - Offer by IBM Global Financing, a division of IBM Canada Limited to provide financing of purchases to Software Spectrum Canada, Ltd., issued in connection therewith. The Company expects to issue a Letter of Credit in the approximate amount of CAN$3,000,000 to secure its obligations under the new financing arrangements.

     o See the disclosure above in Sub-Section (a) regarding the Dublin real estate rent review process.

SUB-SECTION (g) (C)

     o   None

SUB-SECTION (g) (D)

     o   See the disclosure above in Sub-Section (c)(iv).

     o Since January 31, 2002, the Company has occasionally provided extended payment terms to customers of its Product Services business in the ordinary course of business.

SUB-SECTION (h)

     o   None

     SUB-SECTION (i)

     o   See the disclosure above in Sub-Section (d).

SUB-SECTION (j)

     o   None

SUB-SECTION (k)

     o   None

SUB-SECTION (l)

     o The Merger transaction is not permitted by the Company's Amended and Restated Credit Agreement, dated March 11, 1998, among Software Spectrum, Inc., JP Morgan Chase Bank as Administrative Agreement, JP Morgan as Collateral Agent and the Lenders Named Therein. The banks' consent would be required, or in the alternative, the Company has the right to early termination of the banks' obligations for an early termination fee of $750,000.

SUB-SECTION (m)

     o   None

SUB-SECTION (n)

     o   None

SUB-SECTION (o)

     o   None

SUB-SECTION (p)

     o   None

                                  SCHEDULE 4.9

                                   PROPERTIES

SUB-SECTION (f)

     o Liens granted by the Company to the bank group under the Amended and Restated Credit Agreement, dated March 11, 1998 among Software Spectrum, Inc. JP Morgan Chase Bank as Administrative Agent, JP Morgan Chase Bank as Collateral Agent and the Lenders Named Therein with respect to the following assets of the Company:

              o   all Accounts;

              o   all Inventory;

              o   all Cash and Cash Equivalent Collateral;

              o all instruments, documents, chattel paper and General Intangibles evidencing or otherwise relating to the Accounts and Inventory, Cash and Cash Equivalent Collateral;

              o all of Debtor's right, title and interest in and to the capital stock or other ownership interests specifically described on Schedule 4.7 hereto (the issuers of such stock or other interests herein the "Foreign Subsidiaries") and so much of Debtor's right, title and interest in any other capital stock or other ownership interests in the Foreign Subsidiaries, whether now owned or hereafter acquired, as is necessary so that not more than and not less than sixty-six and two-thirds percent (66 2/3%) of the capital stock or other ownership interest in each such Foreign Subsidiary is pledged in total hereunder;

              o all of Debtor's right, title and interest in all shares of capital stock of Spectrum Integrated Services, Inc. a Texas corporation, whether now owned or hereafter acquired, including without limitation, the shares of capital stock of Spectrum Integrated Services, Inc. described on Schedule 4.7 hereof; and

              o all products, proceeds, revenue, distributions, dividends, stock dividends, securities and other property, rights and interests that Debtor receives or is at any time entitled to receive an account of any or all of the foregoing.

         all as defined and set forth in the Amended and Restated Credit Agreement and the documents executed in connection therewith.

              o Liens granted by Spectrum Integrated Services, Inc. to the bank group under the Amended and Restated Credit Agreement, dated March 11, 1998 among Software Spectrum, Inc. JP Morgan Chase Bank as Administrative Agent, JP Morgan Chase Bank as Collateral Agent and the Lenders Named Therein with respect to the following assets of Spectrum Integrated Services, Inc.:

              o   all Accounts;

              o   all Inventory;

              o all instruments, documents, chattel paper and General Intangibles evidencing or otherwise relating to the Accounts and Inventory;

              o   all Proceeds and products of any of the foregoing

         all as defined and set forth in the Amended and Restated Credit Agreement and the documents executed in connection therewith.

                                SCHEDULE 4.10(a)

                       COMPLIANCE WITH LEGAL REQUIREMENTS

         1. In March 2000, the Company received notice from the IRS alleging a tax deficiency for the year ended March 31, 1996. The income adjustments asserted in the notice, approximately $1.3 million, relate to certain payments made by the Company to its foreign subsidiaries. Similar payments, approximating $7.7 million, were deducted in subsequent tax returns. The Company settled the matter with the IRS for the year ended March 31, 1996 and all other applicable tax years for approximately $1.5 million in tax/interest. See SEC Filings for the quarter ended July 31, 2001 and October 31, 2001.

         2. In March 2002, the Securities and Exchange Commission submitted comments to the Company related to the Company's disclosure contained in its Form 10-K for the year ended April 30, 2001. The Company responded fully to the SEC's comments and has received oral notification from the SEC that the Company's written response, dated March 25, 2002, satisfactorily addresses the comments raised by the SEC with the additional requirement that in future filings the Company must also disclose in a footnote to its financial statements the Company's basis for its revenue recognition on a gross basis.

                                SCHEDULE 4.10(b)

                       COMPLIANCE WITH LEGAL REQUIREMENTS

     o   None

                                  SCHEDULE 4.11

                       AFFILIATE AGREEMENTS & LIABILITIES

SUB-SECTION (a)

     o   None

SUB-SECTION (b)

         Engagement letter dated April 4, 2002, by and between the Company and Sheffield Merchant Banking Group. Mr. Robert P. Lee, a member of the Company's Board of Directors, is a Managing Member of Sheffield Merchant Banking Group. The Company believes that the terms of the engagement reflect an arm's length transaction and are customary for the nature of the services rendered.

                                  SCHEDULE 4.12

                               MATERIAL CONTRACTS

SUB-SECTION (a) (i)

     o Amended and Restated Credit Agreement, dated March 11, 1998, among Software Spectrum, Inc., JP Morgan Chase Bank as Administrative Agent, JP Morgan Chase Bank as Collateral Agent and the Lenders Named Therein.

     o Agreement for Wholesale Financing dated March 28, 2002, by and between IBM Credit Corporation and Software Spectrum, Inc.

     o Remarketer Financing Agreement dated December 31, 2001, by and between Software Spectrum Canada Ltd. and IBM Global Financing.

     o Financing Letter, dated December 31, 2001 - Offer by IBM Global Financing, a division of IBM Canada Limited to provide financing of purchases to Software Spectrum Canada, Ltd.

     o Line of Credit, dated March 19, 2001, by and between Software Spectrum B.V. and Bank of America NA, Dublin Branch.

     o   See items listed under Sub-Section (a) (ii) below.

     o Foreign Exchange (forward) Contract No. 329433 between the Company and Wells Fargo Bank whereby on 5/24/02 the Company will remit USD$5,319,000 in exchange for AUD$10,000,000.

     o Chase Commercial Credit Card Program Master Agreement dated April 5, 2001 between Software Spectrum, Inc. and Chase Manhattan Bank USA.

     o Agreement between Corporate Cardmember and American Express Travel Related Services Company, Inc.

     o   Software Spectrum Standby Letters of Credit:

         LETTER OF CREDIT IN FAVOUR OF:          AMOUNT US$          EXPIRATION DATE
         ------------------------------          ----------          ---------------
         Bank of America Dublin                  $ 3,000,000         10/31/2004
         Bank of America Dublin                  $   280,000         10/31/2004
         Westpac Banking Corp                    $ 1,027,293         10/31/2004
         IBM Global Financing                    $ 5,000,000         04/09/2003

SUB-SECTION (a) (ii)

     o Continuing Corporate Guaranty dated December 1, 2001 by Software Spectrum, Inc. in favour of Adobe Systems Software Ireland Limited.

     o Unconditional and Irrevocable Guaranty dated April 10, 2002 by Software Spectrum, Inc. in favour of IBM Canada, Limited.

     o Trade Indemnity dated May 31 2001, by Software Spectrum, Inc. in favour of QBE Trade Indemnity.

     o Guaranty dated September 20, 2000 by Software Spectrum, Inc. in favour of Microsoft Corporation.

     o Unconditional Performance Guaranty, undated, by Software Spectrum, Inc. in favour of the Commonwealth of Australia.

     o Guaranty dated January 23, 2002, by Software Spectrum, Inc. in favour of Ingram Micro, Inc.

     o Guarantee Agreement dated September 26, 2001 by Software Spectrum, Inc. in favour of Computer 2000 AG.

     o Guaranty Agreement dated May 3, 1996, by Spectrum Integrated Services, Inc. in favour of Texas Commerce Bank National Association and such other banks named under the Amended and Restated Credit Agreement.

SUB-SECTION (a) (iii)

     o Stock Purchase Agreement dated November 21, 2000, among Pivotal Corporation and Software Spectrum, Inc. and William Quinn, Thomas Reeder, Paul Sharkey and Timothy Mendenhall.

     o Asset Purchase Agreement dated August 28, 2000, among CSSI: The Support Group, Inc. (d/b/a Buchanan Associates) and Buchanan Associates Computer Consulting Limited, Spectrum Integrated Services, Inc. (d/b/a Software Spectrum) and Software Spectrum Canada, Ltd. and Software Spectrum, Inc.

     o Asset Sale Agreement dated July 31, 2000, between Software Spectrum Pty Limited and Software Spectrum (NZ) Limited and Naratis Pty Ltd.

SUB-SECTION (a) (iv)

     o Enterprise Customer Agreement, dated November 2, 2001 by and between Software Spectrum, Inc. and Compaq Computer Corporation.

SUB-SECTION (a) (v)

     o Engagement letter dated April 15, 2002, by and between the Company and SunTrust Robinson Humphrey.

     o Engagement letter dated April 4, 2002, by and between the Company and Sheffield Merchant Banking Group.

     o Management Liability and Company Reimbursement Insurance Policy with XL Specialty Insurance Company for policy period 01/01/02 through 04/01/03.

     o Worker's Compensation and Employee Liability Insurance Policy for the policy period 04/30/2000 to 04/20/2001.

     o Chase Commercial Credit Card Program Master Agreement dated April 5, 2001 between Software Spectrum, Inc. and Chase Manhattan Bank USA.

     o Group Term Insurance Policy, dated January 1, 2001, between Software Spectrum, Inc. and Sun Life Insurance Company of Canada.

     o Customer Agreement, dated March 26, 2001, between Aspect Communications Corporation and Software Spectrum, Inc.

     o Customer Service Agreement, dated December 22, 1999 between Software Spectrum, Inc. and Sprint Communications Company L.P.

     o AT&T Master Agreement, dated February 9, 2001 between Software Spectrum, Inc. and AT&T Corp.

     o Customer Agreement, dated August 1, 1998 by and between Software Spectrum, Inc. and the TPA, Inc. and Addendum to Customer Agreement dated January 1, 2002.

     o Agreement between Corporate Cardmember and American Express Travel Related Services Company, Inc.

     o Agreement, undated, between Software Spectrum, Inc. and United Parcel Services, Inc.

     o Federal Express Custom Pricing Program Agreement, dated February 12, 2002, between Software Spectrum, Inc. and Federal Express Corporation.

     o   Agreement for temporary staffing with Pro Visional Staffing Services.

SUB-SECTION (a) (vi)

     o   See list under Sub-Section (a)(iii) above.

SUB-SECTION (a) (vii)

     o 2000/2001 Large Account Reseller Agreement (Australian) dated June 23, 2000, by and between Microsoft Regional Sales Corporation and Software Spectrum Pty Limited.

     o Adobe License Center Agreement dated December 8, 2001, by and among Adobe Systems Incorporated, Adobe Systems Software Ireland Limited and Software Spectrum, Inc.

     o Ingram Micro Inc. Outsourcing Services Agreement, undated, by and between Ingram Micro Inc. and Software Spectrum, Inc.

     o IBM Business Partner Agreement dated January 1, 2002, between International Business Machines Corporation and Software Spectrum, Inc.

     o IBM Business Partner Agreement dated February 28, 2002, between Software Spectrum Canada, Ltd. and IBM Canada Ltd.

     o Microsoft EMEA Large Account Reseller Agreement dated July 1, 2001, between Software Spectrum B.V. and Microsoft Ireland Operations Ltd.

     o Ingram Micro Inc. Outsourcing Services Agreement, undated, by and between Software Spectrum, Inc. and Software Spectrum Canada, Ltd. and Ingram Micro, Inc.

SUB-SECTION (a) (viii)

     o Commercial Lease Agreement by and between CIIF Associates II Limited Partnership and Software Spectrum, Inc., f/k/a The Software Store, dated May 1, 1990, as amended.

     o Commercial Lease Agreement by and between Kancro LP and Software Spectrum, Inc., dated April 19, 1993, as amended.

     o Net Lease between Pretty M.T., L.P. and Spectrum Integrated Services, Inc., d/b/a Spectrum Contact Services (formerly d/b/a Software Spectrum), dated April 28, 2000, as amended.

     o Office Lease between Highwoods/Florida Holdings, LP, by Highwoods Properties, Inc., as agent, and Spectrum Integrated Services, Inc., dated October 19, 1998, as amended.

     o Lease Agreement between Spokane Teachers Credit Union and Spectrum Integrated Services, Inc., d/b/a Spectrum Contact Services (formerly d/b/a Software Spectrum), dated March 10, 2000, as amended.

     o Lease between SDS Properties Liberty Lake LLC and Spectrum Integrated Services, Inc., d/b/a Spectrum Contact Services (formerly d/b/a Software Spectrum), dated February 28, 2000.

     o Deed and Agreement for Lease between Perpetual Trust Company Limited and Software Spectrum Pty Limited, dated June 20, 2000.

     o Lease between Jacobs Engineering Inc. and Software Spectrum Limited, commencing March 18, 1997. (Rent review pending.)

     o Lease between Combined Insurance Company of Ireland Limited and Software Spectrum Limited, dated August 5, 1997. (Rent review pending.)

SUB-SECTION (a) (ix)

     o   None

SUB-SECTION (a) (x)

     o Rebate Programs sponsored by software publishers pursuant to which the Company receives certain funds if it meets specific goals or targets in the sale of such publishers' software products.

SUB-SECTION (a) (xi)

     o Management Continuity Agreements by and between Software Spectrum, Inc. and each of the executive officers of the Company, who are listed below:

     PARTY                   TITLE
     -----                   -----
Carrie C. Adams              Vice President, Human Resources
James W. Brown               Vice President and Chief Financial Officer
Lorraine Castorina           Vice President, North American Sales
Keith R. Coogan              President and Chief Operating Officer
Robert D. Graham             Vice President Strategic Relationships and General Counsel
Gary W. Hanson               Vice President, Marketing
Roger J. King                Executive Vice President and President of Product Services
Robert B. Mercer             Vice President and Chief Information Officer
Judy C. Odom                 Chairman and Chief Executive Officer
Toni J. Portmann             Vice President, Sales and Marketing, Spectrum Contact Services
Lisa M. Stewart              Vice President, Customer Services, Spectrum Contact Services
Melissa Womack               Vice President, Business Development

     o Employment Agreement dated July 7, 2000, between Michael Charter and Software Spectrum B.V.

     o Employment Agreement dated February 28, 2001, between Andrea Della Mattea and Software Spectrum Pty Ltd.

SUB-SECTION (a) (xii)

     o   None

SUB-SECTION (a) (xiii)

     o   None

SUB-SECTION (b)

     o   None

                                  SCHEDULE 4.13

                              INTELLECTUAL PROPERTY

SUB-SECTION (e)

         1. The Company is the owner of and has registered the following trade marks/service marks in the following countries.

                                      JURISDICTION OF REGISTRATION/
              MARK                           REGISTRATION NO.                 TYPE OF REGISTRATION
              ----                    -----------------------------           --------------------
Software Spectrum                     United States                           Service Mark
                                      Reg. No. 2,286,903

                                      Australia                               Service Mark
                                      Reg. No. A732418

                                      European Community                      Trade Mark
                                      Reg. No. 515205

                                      Hong Kong                               Trade Mark
                                      Reg. No. 560799

                                      New Zealand                             Trade Mark
                                      Reg. No. 275278

Software Spectrum Smart Solutions     United States                           Service Mark
for Smart Companies                   Reg. No. 2,402,002

Global Guy Logo                       United States                           Service Mark
                                      Reg. No. 2,387,897

         2. Software Spectrum Pty Limited has applied for the registration of the trademark "Software Spectrum and Device" in Singapore, application number T96/08130C.

         3. The Company owns the following domain names.

        COUNTRY                               DOMAIN NAME
        -------                               -----------
United States                         softwarespectrum.com
                                      softwarespectrum.net
                                      softwarespectrum.org
                                      softwarespectrum.tv
                                      softwarespectrum.ws
                                      software-spectrum.com
                                      software-spectrum.net
                                      software-spectrum.org
                                      quinn-reeder.com
                                      swspectrum.com
                                      usa-spectrum.com*
                                      spectrumcontactservices.com
                                      spectrumcontactservices.net
                                      spectrumcontactservices.org

        COUNTRY                               DOMAIN NAME
        -------                               -----------
                                      spectrumcontactservices.cc
                                      spectrumcontactservices.tv
                                      spectrumcontactservices.ws
                                      spectrum-contact-services.com
                                      spectrum-contact-services.net
                                      spectrum-contact-services.org
                                      callcentersublease.com

Switzerland                           softwarespectrum.ch

Luxemburg                             softwarespectrum.lu

Austria                               softwarespectrum.at

Austria commercial                    softwarespectrum.co.at

United Kingdom                        softwarespectrum.co.uk

Singapore                             softwarespectrum.sg

Singapore commercial                  softwarespectrum.com.sg

Germany                               softwarespectrum.de
                                      swspectrum.de

Australia                             softwarespectrum.au

Hong Kong commercial                  softwarespectrum.com.hk

New Zealand                           softwarespectrum.co.az
                                      swspectrum.co.az

         * The Company is allowing this domain name to expire.

         4. The Company has applied for the following domain names.

        COUNTRY                               DOMAIN NAME
        -------                               -----------
United States                         softwarespectrum.biz
                                      softwarespectrum.info
                                      software-spectrum.biz
                                      software-spectrum.info
                                      spectrumcontactservices.biz
                                      spectrumcontactservices.info
                                      spectrum-contact-services.biz
                                      spectrum-contact-services.info
                                      contactservices.biz
                                      contactservices.info

Ireland                               softwarespectrum.ie

The Netherlands                       softwarespectrum.nl

                                  SCHEDULE 4.14

                                 LABOR RELATIONS

     o   None.

                                  SCHEDULE 4.15

                                EMPLOYEE BENEFITS

SUB-SECTION (a)

         A. Plans:

     o Software Spectrum, Inc. Health Care Benefits Plan (POS) (Medical Benefits, Organ/Tissue Transplant Benefits, Prescription Drug Benefits)

     o Software Spectrum, Inc. Health Care Benefits Plan (PPO) (Medical Benefits, Organ/Tissue Transplant Benefits, Prescription Drug Benefits)

     o   Software Spectrum, Inc. Dental Care Benefits Plan (Dental Benefits)

     o Software Spectrum, Inc. Health Care Benefits Plan (Executive PPO) (Medical Benefits, Organ/Tissue Transplant Benefits, Prescription Drug Benefits)

     o Software Spectrum, Inc. Health Care Benefits Plan (Executive POS) (Medical Benefits, Organ/Tissue Transplant Benefits, Prescription Drug Benefits)

     o Software Spectrum, Inc. Employee's Profit Sharing Plan (401(k) Profit Sharing Plan)

     o Flexible Spending Plan for Software Spectrum, Inc. (Health Care Spending Accounts and Dependent Care Spending Accounts)

     o   Dental Insurance

     o   Life Insurance

     o   Dependent Life Insurance

     o   Accidental Death and Dismemberment Insurance

     o   Short-Term Disability

     o   Long-Term Disability

     o   Supplemental Employee Life Insurance

     o   Supplemental Employee Accidental Death and Dismemberment (AD&D)
         Insurance

     o   Supplemental Dependent Life Insurance

     o   Supplemental Dependent AD&D Insurance

     o   Hyatt Legal Services

     o   AFLAC (voluntary benefits)

     o   Employee Assistance Program

     o   Floating Holidays

     o   Company Paid Holidays

     o   Vacation Time

     o   Sick Leave

     o   Software Spectrum, Inc. Amended and Restated Employee Stock Purchase
         Plan

     o   Software Spectrum, Inc. 1998 Long-Term Incentive Plan, as Amended

     o   Software Spectrum, Inc. Amended and Restated 1993 Long-Term Incentive
         Plan

     o   Severance Guidelines

     o   Executive Disability Program (Officers and Directors)

     o   Executive Physical Program (Officers)

     o   Annual Bonus Program (Managers, Directors, Officers)

     o   Performance Incentive Program (Managers, Directors, Officers)

     o   Long-Term Incentive Program (Officers)

     o Management Continuity Agreements with each of the Company's executive officers listed under Sub-Section (a)(xi) of Schedule 4.12.

     o Operating Income or Adjusted Gross Profit Bonus (as specified for Managers and Directors)

     o   Commission Plans (as specified for Sales Professionals)

     o   Executive Assistant Bonus Program

         B. Foreign Plans(3):

        COUNTRY                                   COVERAGE TYPE
        -------                                   -------------
IRELAND                                     o   Pension
                                            o   Life Insurance
                                            o   Disability Insurance
                                            o   Private Health Insurance
                                            o   Sick Pay Scheme
                                            o   Annual Leave Policy

U.K.                                        o   Pension
                                            o   Life Insurance
                                            o   Disability Insurance
                                            o   Sick Pay Scheme
                                            o   Annual Leave Policy

THE NETHERLANDS                             o   Pension
                                            o   Life Insurance
                                            o   Disability Insurance
                                            o   Sick Pay Scheme
                                            o   Annual Leave Policy

GERMANY                                     o   Life Insurance
                                            o   Disability Insurance
                                            o   Sick Pay Scheme
                                            o   Annual Leave Policy

ITALY                                       o   Life Insurance
                                            o   Disability Insurance
                                            o   Sick Pay Scheme
                                            o   Annual Leave Policy



----------

(3) Additional benefits such as vacation and car allowances may be provided according to country practice. In addition, statutory benefits and practices, such as severance and notice periods and leave for family and medical reasons, are in place as required by local law.

        COUNTRY                                   COVERAGE TYPE
        -------                                   -------------
SWEDEN                                      o   Pension
                                            o   Life Insurance
                                            o   Disability Insurance
                                            o   Sick Pay Scheme
                                            o   Annual Leave Policy
                                            o   Stock Options

FRANCE                                      o   Life Insurance
                                            o   Disability Insurance
                                            o   Sick Pay Scheme
                                            o   Annual Leave Policy

FINLAND                                     o   Sick Pay Scheme
                                            o   Annual Leave Policy
                                            o   No Other Company-Sponsored Benefits Provided

AUSTRALIA                                   o   Superannuation Plan
                                            o   Sick Leave
                                            o   Annual Leave
                                            o   Long Service Leave

HONG KONG                                   o   Annual Leave
                                            o   No Other Company Sponsored Benefits Provided

SINGAPORE                                   o   Sick Pay Scheme
                                            o   Annual Leave Policy
                                            o   No Other Company Sponsored Benefits Provided

NEW ZEALAND                                 o   Sick Pay Scheme
                                            o   Annual Leave Policy
                                            o   No Other Company Sponsored Benefits Provided

CANADA                                      o   Supplemental Medical and Dental Coverage
                                            o   Life and AD& D Insurance
                                            o   Long Term Disability Coverage
                                            o   Retirement Savings Plan
                                            o   Sick Time
                                            o   Vacation Time

  BENEFITS PROVIDED TO ELIGIBLE EMPLOYEES LOCATED OUTSIDE OF THE UNITED STATES

The following benefits, which are contained in the Company's Plans, are made available to eligible employees located outside of the United States:

     o   Annual Bonus Program (Selected Managers, Directors)

     o   Performance Incentive Program (Managers, Directors)

     o Operating Income or Adjusted Gross Profit Bonus (as specified for Managers and Directors)

     o   Commission Plan (as specified for Sales Professionals)

     o   Stock Option Program

SUB-SECTION (g)

     o   None

SUB-SECTION (h)

         1. As soon as practical following consummation of the Merger, the Company will be required to pay to each participant in the Company's Non-Employee Directors' Stock Retainer Plan, in a single lump-sum cash payment, an amount (if any) equal to the fair market value of the stock equivalents credited to the participant's deferral account under such plan as of the date of the consummation of the Merger.

         2. The Company has entered into Management Continuity Agreements with each of its executive officers as listed in Sub-Section (a)(xi) of Schedule
4.12. Depending on the extent to which an executive officer remains employed by the Company or its successor after consummation of the Merger and the circumstances under which an executive officer's employment with the Company or its successor terminates after consummation of the Merger, certain payments and the provision of other benefits to the executive officer may be required under such agreements.

         3. See Section 7.7(e) of the Agreement.

SUB-SECTION (i)

         The following payments and benefits may be treated as "parachute payments" within the meaning of Section 280G of the Code: (i) accelerated vesting of stock options in accordance with Section 2.2 of the Agreement; (ii) the payment under the LTIP in accordance with Section 7.7(e) of the Agreement; and (iii) payments and benefits provided pursuant the Management Continuity Agreements between the Company and each of its executive officers, as described in Paragraph 2 of Sub-Section (h), above. Depending on the extent to which an executive officer remains employed by the Company or its successor after consummation of the Merger and the circumstances under which an executive officer's employment with the Company or its successor terminates after consummation of the Merger, some part or all of the foregoing payments and benefits may fail to be deductible for Federal income tax purposes by reason of
Section 280G of the Code.

                                  SCHEDULE 4.16

                                   LITIGATION

         The following actions are pending; however, the Company does not believe that an adverse judgement would individually or in the aggregate be material to the Company:

         MARILEA D. MCCOWAN V. SOFTWARE SPECTRUM, INC. AND PATRICIA GRECCO

         Former mail room employee, employed for five months from December 1997 to May 1998 before resigning from the Company, filed a lawsuit in District Court in Dallas County alleging sexual harassment, sex discrimination, retaliation, negligent retention, training and supervision, assault and battery and wrongful/constructive discharge. Ms. McCowan seeks unspecific monetary damages. Software Spectrum denies her claims. Software Spectrum's amended motion for summary judgment was granted by the trial court. Ms. McCowan appealed the trial court's decision, and the El Paso Court of Appeals rendered a reversal of the decision of the trial court with respect to Ms. McCowan's claims of sexual harassment, sex discrimination, retaliation, assault and battery and wrongful/constructive discharge. The Appeals Court affirmed the trial court's decision on negligent retention, training and supervision. No insurance carriers have been notified with respect to this claim, as the claim does not fall within coverage provided by the Company's existing insurance policies.

         ANDREW PHILLIPS V. SOFTWARE SPECTRUM PTY LIMITED

         The former Managing Director of Software Spectrum's APAC operations, who was employed by Software Spectrum for approximately two and one half months, was separated from Software Spectrum in December 2000. Upon separation, Mr. Phillips was paid all sums due to him under his employment agreement. Mr. Phillips subsequently filed an action with the Industrial Relations Commission of New South Wales, Australia seeking a determination by the Commission that the employment agreement between Software Spectrum and Mr. Phillips is unfair, harsh and unconscionable and against the public interest. Software Spectrum denies his claims. Mr. Phillips seeks monetary damages in the approximate amount of A$1,400,000 plus a grant of 5,000 stock options to replace options that expired upon his separation from the Company. At mediation, Mr. Phillips's last offer of settlement was A$860,000. The action should proceed to a hearing before the Industrial Relations Commission in Summer/Fall 2002. No insurance carriers have been notified with respect to this claim, as the claim does not fall within coverage provided by the Company's existing insurance policies.

         JOHN SPRAGUE

         John Sprague, the former President of Contact Services, has made a claim in connection with his separation from the Company, which was effective April 12, 2002. Mr. Sprague asserts that he is owed payments under his Management Continuity Agreement as a result of the Company's hiring Omni International LLC, an investment bank hired to identify and evaluate potential Contact Services acquisitions on behalf of the Company. The Company disagrees with Mr. Sprague's claim and his interpretation of the Management Continuity Agreement. Mr. Sprague's claim falls under his Arbitration Agreement with the Company.

                                  SCHEDULE 4.17

                              ENVIRONMENTAL MATTERS

     o   None

                                  SCHEDULE 4.18

                                   TAX MATTERS

SUB-SECTION (a) (i)

         1. Amended state income tax returns have not been filed for the following jurisdictions to reflect the results of the Company's audited federal income tax returns: California, Florida, Georgia, Illinois, Kentucky Michigan, Minnesota, North Carolina, New York, New York City, Ohio, and Pennsylvania. The resulting state and local income tax liability is expected to be approximately $65,000.

         2. The Company recently identified five states in which the activity of its sales force could create income tax nexus. The resulting potential income tax liability in these five states is expected to be under $25,000.

         3. Beginning in mid-2000, the Company inadvertently collected Canadian sales taxes with respect to certain Canadian transactions. As of April 30, 2002, all such taxes collected have been remitted to the appropriate authorities in all material respects.

SUB-SECTION (a) (ii)

     o   See Sub-Section (a) (i) above.

SUB-SECTION (a) (iii)

     o   None

SUB-SECTION (a) (iv)

     o   None

SUB-SECTION (a) (v)

         1. Presently, the Company is under audit or has audits scheduled for the following jurisdictions: Missouri (sales), Louisiana (sales) Greenwood Village & Lakewood Colorado (sales), New Orleans (sales) Minnesota (sales & use) Illinois (sales & use), Texas (sales & use) Washington (sales, business & occupations), and North Carolina (income, sales & use).

         2. Software Spectrum Canada, Ltd. is under a British Columbia sales tax audit.

SUB-SECTION (a) (vi)

         1. The Company has entered into an agreement with the City of New Orleans Bureau of Revenue in which it agreed to waive the statute of limitations period through December 31, 2002, with respect to a sales tax audit associated with calendar year 1998.

SUB-SECTION (a) (vii)

         1. Software Spectrum US consolidated federal returns have been audited for the year ended March 30, 1997 through the year ended April 30, 1999. These years are closed for federal purposes.

SUB-SECTION (a) (viii)

     o   None

SUB-SECTION (a) (ix)

     o   None

SUB-SECTION (a) (x)

     o   None

                                  SCHEDULE 4.19

                                     BROKERS

         1. The Company engaged Sheffield Merchant Banking Group in connection with the Transactions. Under the terms of its arrangement with Sheffield, the Company will pay Sheffield $1,250,000 plus expenses upon the consummation of the Transactions.

         2. The Company engaged SunTrust Robinson Humphrey in connection with the Transactions to render to the Board of Directors a fairness opinion. Under the terms of its arrangement with SunTrust, the Company will pay SunTrust $300,000 for its preparation and delivery of a fairness opinion.

                                  SCHEDULE 4.21

                             CUSTOMERS AND SUPPLIERS


                             Software Spectrum, Inc.
                               Top Publisher Sales
                     Trailing 12 Months Ended March 31, 2002
                          (dollar amounts in thousands)

                  Total Consolidated Sales                    $1,308,027

                                                                 TOTAL                 %
                                                                 -----                ---
         MICROSOFT                                            $  863,736              66%

         IBM/LOTUS                                            $  159,062              12%

                                  SCHEDULE 6.1

                               CONDUCT OF BUSINESS

As used on this Schedule, the term "the Company" refers to the Company and its subsidiaries collectively, unless otherwise indicated or unless the context otherwise requires.

SUB-SECTION (a)

     o As provided in the lease, the Company has received notice from the landlord under the Lease between Jacobs Engineering Inc. and Software Spectrum Limited, commencing March 18, 1997 and under the Lease between Combined Insurance Company of Ireland Limited and Software Spectrum Limited, dated August 5, 1997 that the landlord is undertaking the rent review process provided for therein.

SUB-SECTION (b)

     o   None

SUB-SECTION (c) (i) (A)

     o   None

SUB-SECTION (c) (i) (B)

     o Under the Software Spectrum, Inc. Amended and Restated Employee Stock Purchase Plan, prior to the suspension or termination of this plan pursuant to Section 6.6 of the Agreement the Company is obligated to make one final open market purchase of the Company's shares on May 15, 2002 on behalf of the participants in the plan.

SUB-SECTION (c) (ii)

     o The Company may issue shares in the ordinary course of business pursuant to stock option exercises under the Software Spectrum, Inc. 1993 and 1998 Long-Term Incentive Plans.

     o See also the disclosure under Sub-Section (c)(i)(B) above regarding the Employee Stock Purchase Plan.

SUB-SECTION (c) (iii)

     o   None

SUB-SECTION (c) (iv)

     o   None

SUB-SECTION (c) (v)

     o The Company has engaged Sheffield Merchant Banking Group in connection with the Transactions. Under the terms of its arrangement with Sheffield, the Company will pay Sheffield $1,250,000 plus expenses upon the consummation of the Transactions. Robert P. Lee, a member of the Company's Board of Directors, is a Managing Member of Sheffield Merchant Banking Group. The Company believes that the terms reflect an arms-length transaction and are customary for the nature of the services rendered. The fees and expenses payable under this arrangement will be paid following the date of the Agreement.

SUB-SECTION (d)

     o The Company has recently been advised by a third party publisher that it has been selected to provide outsourced technical support for such publisher. The parties are currently negotiating the terms of the Outsourcing Services Agreement and related agreements. In connection with this relationship, the Company has been requested by such publisher to sublease facilities from such publisher. The Company anticipates that it will require approximately $2.25 million of capital expenditures in connection with its sublease of and provision of services from this new facility.

     o The Company anticipates spending approximately $500,000 in planned information technology capital expenditures for the period ending July 31, 2002.

SUB-SECTION (e) (i)

     o   None

SUB-SECTION (e) (ii)

     o The Company will continue to accrue amounts under its standard bonus plans and salary and commission arrangements for employees (which will include accruals for Salaried Employees and other employees) in the ordinary course of its business pursuant to contracts or plans in effect as of the date of the Agreement.

SUB-SECTION (e) (iii)

     o Pursuant to Section 6.6 of the Agreement, the Company will either (i) amend the terms of the Employee Stock Purchase Plan to suspend activity thereunder or (ii) terminate such plan.

SUB-SECTION (e) (iv)

     o The Company may enter into employment agreements in the ordinary course of business consistent with past practices solely with employees of its APAC and EMEA regions. The Company also may enter into severance agreements in the ordinary course of business consistent with its severance practices as set forth in the Severance Guidelines referenced in Schedule 4.15 to the Agreement.

SUB-SECTION (e) (v)

     o   None

SUB-SECTION (E) (VI)

     o   None

SUB-SECTION (f)

     o The Company has received notice from IBM of its intent to move all Tier I Business Partners in the software resale channel to Tier II status effective July 1, 2002 with the result that the current IBM Business Partner Agreement will be terminated with an effective date of July 1, 2002.

     o See the disclosure above in Sub-Section (a) regarding the Dublin real estate rent review process.

SUB-SECTION 6.1 (g) (A) AND (B)

     o The Company is in discussions with IBM Global Financing to extend the term of the Remarketer Finance Agreement, dated December 31, 2001 between Software Spectrum Canada, Ltd. and IBM Global Financing and the Financing Letter, dated December 31, 2001 - Offer by IBM Global Financing, a division of IBM Canada Limited to provide financing of purchases to Software Spectrum Canada, Ltd., issued in connection therewith. The Company expects to issue a Letter of Credit in the approximate amount of CAN$3,000,000 to secure its obligations under the new financing arrangements.

     o The Company is attempting to sublease its Contact Center facility located in North Richland Hills, Texas. Given the prevailing real estate market for this type of space in the DFW area, in any sublease transaction, the Company expects to incur a one-time expense for the difference between the Company's rental rates under its lease and the prevailing rental rates in the DFW market.

     o See the disclosure above in Sub-Section (a) regarding the Dublin real estate rent review process.

SUB-SECTION (g) (C)

     o   None

SUB-SECTION (g) (D)

     o The Company may occasionally provide extended payment terms to customers of its Product Services business in the ordinary course of business.

SUB-SECTION (h)

     o Effective May 1, 2002, the Company will adopt FAS 142, which is required by GAAP.

SUB-SECTION (i)

     o   See the disclosure above in Sub-Section (d).

SUB-SECTION (j)

     o   None

SUB-SECTION (k)

     o   None

SUB-SECTION (l)

     o The Merger transaction is not permitted by the Company's Amended and Restated Credit Agreement, dated March 11, 1998, among Software Spectrum, Inc., JP Morgan Chase Bank as Administrative Agreement, JP Morgan as Collateral Agent and the Lenders Named Therein. The banks' consent would be required, or in the alternative, the Company has the right to early termination of the banks' obligations for an early termination fee of $750,000.

SUB-SECTION (m)

     o Effective with the renewal of its comprehensive insurance polices for the fiscal year beginning May 1, 2002 the Company has determined to reduce its umbrella insurance coverage from $40 million to $25 million.

SUB-SECTION (n)

     o   None

SUB-SECTION (o)

     o   None

SUB-SECTION (p)

     o   None

                                  SCHEDULE 7.6

                                  SUBSIDIARIES

Spectrum Integrated Services, Inc.

Software Spectrum B.V. (Netherlands)

Software Spectrum Canada, Ltd.

Software Spectrum GmbH (Germany)

Software Spectrum Holdings Pty Limited (Australia)

Software Spectrum Limited (Ireland)

Software Spectrum Services B.V. (Netherlands)

Software Spectrum (U.K.) Limited